                                                FILED PURSUANT TO RULE 424(b)(4)
                                                REGISTRATION NO. 333-53625

                               1,500,000 SHARES

                           [XOMED LOGO APPEARS HERE]

                                 Common Stock

                                 ------------

  Of the 1,500,000 shares of Common Stock offered hereby, 615,500 shares are being sold by Xomed Surgical Products, Inc. ("Xomed" or the "Company") and 884,500 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

  The Common Stock is quoted on the Nasdaq National Market under the symbol "XOMD." On July 14, 1998, the last reported sale price for the Common Stock was $32.00.

                                 ------------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 7.

                                 ------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                 PRICE    UNDERWRITING   PROCEEDS   PROCEEDS TO
                                  TO      DISCOUNTS AND     TO        SELLING
                                PUBLIC     COMMISSIONS  COMPANY(1)  STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share....................   $30.50        $1.75       $28.75       $28.75
--------------------------------------------------------------------------------
Total(2)..................... $45,750,000  $2,625,000   $17,695,625 $25,429,375
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Before deducting expenses of the offering estimated at $600,000, payable by the Company.
(2) Each of the Company and a Selling Stockholder has granted to the Underwriters a 30-day option to purchase up to 112,500 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will be $52,612,500, $3,018,750, $20,930,000 and $28,663,750, respectively. See
    "Underwriting."

                                 ------------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of BT Alex. Brown Incorporated, Baltimore, Maryland, on or about July 20, 1998.

BT ALEX. BROWN
                  ING BARING FURMAN SELZ LLC
                                                             PIPER JAFFRAY INC.

                 THE DATE OF THIS PROSPECTUS IS JULY 14, 1998.

                                   [ARTWORK]



  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR MAINTAIN THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND OTHER SELLING GROUP MEMBERS OR THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Xomed is a leading developer, manufacturer and marketer of a broad line of surgical products for use by ear, nose and throat ("ENT") specialists. The Company's core ENT products include powered tissue-removal systems and other microendoscopy instruments, implantable devices, nerve-monitoring systems and disposable fluid-control products. The Company also offers a line of ophthalmic and other products. For the year ended December 31, 1997, Xomed derived approximately 80% of its revenues from disposable or implantable products. The Company distributes its products worldwide through an 82-person direct-sales organization in the U.S. and selected other countries and through a network of over 130 independent distributors. Xomed is the only major manufacturer and marketer of ENT surgical products with a direct U.S. sales force exclusively serving ENT specialists. Approximately 30% of the Company's net sales was derived from international markets for the year ended December 31, 1997. Approximately 29% of the Company's net sales in 1997 in its core ENT product line was derived from products introduced within the last three years. With over 25 years of industry experience, Xomed believes that it has established a long-standing reputation for innovative, high-quality products and is uniquely positioned as the only major surgical-products company focused on the ENT market.

  More than an estimated 20,000 ENT specialists practice worldwide, of which approximately 9,000 practice in the U.S. Diseases and conditions addressed by ENT specialists affect sizable patient populations and include chronic sinusitis, chronic infection of the middle ear, tonsils and adenoids, nasal and laryngeal polyps and facial tumors. Increasingly, ENT surgeons are expanding their practices to include facial-plastic and reconstructive surgery. The Company estimates that more than three million ENT procedures were performed in the U.S. in 1996 and that the U.S. market for surgical instruments, devices and supplies used by ENT specialists was approximately $180 million in 1996.

  The ENT market is in the midst of a conversion from conventional surgical approaches to less-traumatic approaches that involve the use of advanced surgical tools, such as powered tissue-removal systems and small-diameter surgical endoscopes, thereby minimizing patient trauma and reducing procedure times. Xomed believes that the adoption of these less-traumatic techniques is being driven by several factors, including economic pressures and patient demand. Minimally invasive techniques have the potential to increase the number of ENT procedures that can be performed in lower-cost outpatient or day surgery settings. Patient demand is likely to increase due to the reduced morbidity and improved outcomes of these less-invasive ENT procedures. Xomed believes that the ongoing conversion in the ENT market to less-traumatic approaches is similar to recent conversions in the general surgery market to less-invasive techniques and in the orthopaedic surgery market to powered instrumentation systems.

  Xomed's objective is to enhance its leading position in the ENT market and to enter new markets. The Company's strategy for achieving this objective is to:
(i) increase its penetration of the ENT market; (ii) facilitate ENT market conversion to less-traumatic approaches; (iii) emphasize product innovation through internal research and development; (iv) maintain a broad product line of ENT products with particular emphasis on disposable and implantable products; (v) expand its global distribution network; and (vi) leverage its core competencies to enter new markets, including potentially orthopaedics and plastic and reconstructive surgery.

  The Company's principal executive office is located at 6743 Southpoint Drive North, Jacksonville, Florida 32216, and its telephone number is (904) 296-9600.

                                 RECENT EVENTS

  In June 1998, the Company entered into a worldwide distribution and license agreement with ArthroCare Corporation ("ArthroCare"). The Company and ArthroCare have signed a binding term sheet with the intention of reaching a definitive agreement in the near future. ArthroCare has granted an exclusive five-year license to the Company to distribute products into the ENT market incorporating ArthroCare's Coblation(TM) technology. Products developed under the arrangement will be manufactured by ArthroCare and distributed exclusively through the Company's direct sales force and network of independent distributors.

                                  RISK FACTORS

  The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE OFFERING

 Common Stock offered by the Company......................  615,500 shares
 Common Stock offered by the Selling Stockholders.........  884,500 shares
 Common Stock to be outstanding after the offering........  7,961,624 shares(1)
 Use of proceeds..........................................  Business development and expansion, working
                                                             capital and other
                                                             general corporate
                                                             purposes
 Nasdaq National Market symbol............................  XOMD

--------
(1) Based on 7,346,124 shares of Common Stock outstanding as of July 10, 1998. Excludes 832,291 shares of Common Stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $17.07 per share. See "Capitalization" and "Principal and Selling Stockholders."

                                ----------------

  Private Securities Litigation Reform Act Safe Harbor Statement. This Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements (including those discussed under "Risk Factors"). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                ----------------

  Unless the context otherwise requires, references to the "Company" or "Xomed" include Xomed Surgical Products, Inc. and all of its subsidiaries and their respective predecessors. Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 YEARS ENDED DECEMBER 31,             THREE MONTHS ENDED
                          ------------------------------------------  -------------------
                                                                      MARCH 29, MARCH 28,
                           1993   1994(1)   1995     1996     1997      1997      1998
                          ------- -------  -------  -------  -------  --------- ---------
STATEMENT OF OPERATIONS
 DATA:
 Sales, net.............  $10,071 $42,475  $59,865  $65,664  $77,240   $17,804   $20,682
 Gross profit...........    7,195  23,242   36,690   39,738   46,765    10,644    12,619
 Selling, general and
  administrative........    6,074  19,126   27,077   26,799   30,334     7,253     8,085
 Research and
  development...........      311   1,958    2,405    3,659    4,088     1,006     1,170
 Amortization of
  intangibles(2)........      394   2,652    2,579    2,421    2,374       615       584
 Write-off of acquired
  research and
  development(3)........      --      --       --     2,380      --        --        --
 Restructuring
  charges(4)............      --      --       --     3,093      --        --        --
 Operating income (loss)
  from continuing
  operations............      416    (494)   4,629    1,386    9,969     1,770     2,780
 Income (loss) from
  continuing
  operations............      219  (1,555)     325   (1,167)   6,130     1,087     1,725
 Per Share(5):
 Income (loss) from con-
  tinuing operations
  available to common
  shareholders--basic...  $  0.75 $ (5.20) $ (3.53) $  1.14  $  0.84   $  0.15   $  0.23
 Income (loss) from con-
  tinuing operations
  available to common
  shareholders--dilut-
  ed....................  $  0.75 $ (5.20) $ (3.53) $ (0.22) $  0.82   $  0.15   $  0.23
OTHER STATISTICAL
 DATA(6):
 Market Mix (Percent of Sales):
 Sinus and rhinology.....................     28.5%    33.9%    37.4%     35.2%     41.0%
 Head and neck...........................     23.7     24.5     23.1      20.3      22.0
 Otology.................................     20.7     21.1     18.7      21.7      20.0
                                           -------  -------  -------   -------   -------
  Total core business....................     72.9%    79.5%    79.2%     77.2%     83.0%
 Ophthalmic and other....................     27.1     20.5     20.8      22.8      17.0
                                           -------  -------  -------   -------   -------
  Total..................................    100.0%   100.0%   100.0%    100.0%    100.0%
 Geographic Mix (Percent of Sales):
 U.S. ...................................     70.6%    68.0%    69.7%     69.1%     70.9%
 International...........................     29.4     32.0     30.3      30.9      29.1
                                           -------  -------  -------   -------   -------
  Total..................................    100.0%   100.0%   100.0%    100.0%    100.0%
 Product-Type Mix (Percent of Sales):
 Equipment and instrumentation...........     15.7%    15.5%    20.4%     17.1%     18.5%
 Disposables and implantables............     84.3     84.5     79.6      82.9      81.5
                                           -------  -------  -------   -------   -------
  Total..................................    100.0%   100.0%   100.0%    100.0%    100.0%
 Core product sales growth(7)............     10.3%    16.9%    17.2%      8.3%     24.8%
 Gross margin(8).........................     62.8%    60.5%    60.5%     59.8%     61.0%
 EBITDA(8)...............................  $10,279  $12,090  $14,883   $ 2,997   $ 3,997
 EBITDA margin(8)........................     17.2%    18.4%    19.3%     16.8%     19.3%
CASH FLOW DATA:
 Net Cash Provided By (Used In):
 Operating Activities....................  $ 6,257  $ 4,844  $ 6,365   $   (80)  $ 2,769
 Investing Activities....................   (4,019)    (112)  (2,286)     (308)     (659)
 Financing Activities....................   (2,081)  (4,520)  (2,996)      444        67

                             MARCH 28, 1998
                         ----------------------
                         ACTUAL  AS ADJUSTED(9)
                         ------- --------------
BALANCE SHEET DATA:
 Working capital.......  $27,736    $ 44,832
 Cost in excess of net
  assets acquired,
  net..................   41,901      41,901
 Total assets..........   98,773     115,869
 Total shareholders'
  equity...............   88,275     105,371

                   See accompanying notes on following page.

--------

(1) Statement of Operations Data includes the results of operations of Xomed-Treace, Inc. since the date of its acquisition by the Company in April 1994.

(2) Amortization of intangibles includes amortization of foreign distribution rights of $838,000 and $162,000 for the years ended December 31, 1994 and 1995, respectively.

(3) Research and development acquired in the purchase of TreBay Medical Corporation ("TreBay"). See Notes to Consolidated Financial Statements--
    Note 1.

(4) Restructuring charge related to the combination of certain operations and termination of employees. See Notes to Consolidated Financial Statements--
    Note 7.

(5) Per share earnings--basic for 1994 and 1995 was reduced by accreted preferred stock dividends of $3.30 and $3.85 per share, respectively, and increased in 1996 by $1.56 per share related to dividend forgiveness. Per share earnings--diluted was affected similarly in 1994 and 1995, but not affected in 1996 due to the dilutive effect of the preferred shares using the if converted method of calculating per share earnings when preferred stock is outstanding.

(6) Other Statistical Data has been omitted for the fiscal years ended December 31, 1993 and 1994 because the statement of operations for the Company only includes the results of operations of Xomed-Treace, Inc. since the date of its acquisition by the Company in April 1994 and therefore such data for prior periods is not comparable to subsequent periods.

(7) Core product sales growth for 1995 is computed based on the inclusion of Xomed-Treace Inc. for a full year in 1994. Xomed-Treace, Inc. was purchased on April 15, 1994. Core product sales growth was 40.9% without the inclusion of Xomed-Treace, Inc. prior to the purchase date. Core product sales growth in 1996 excludes $1,200,000 of sales in 1996 resulting from a change in distribution arrangements. Including these sales, core product sales growth would have been 19.6% in 1996.

(8) Gross margin, EBITDA and EBITDA margin for 1995 exclude acquisition cost of $919,000 related to the write up of inventory associated with the Xomed Acquisition (as defined). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Xomed Acquisition." Including this cost, gross margin, EBITDA and EBITDA margin for 1995 were 61.3%, $9,360,000 and 15.6%, respectively. Gross margin, EBITDA and EBITDA margin for 1996 exclude one-time charges of $2,380,000 and $3,093,000 for the write-off of in-process research and development costs and a restructuring charge, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Including these costs, gross margin, EBITDA and EBITDA margin for 1996 were 60.5%, $6,617,000, and 10.1%, respectively. EBITDA is computed based on statement of operations data. EBITDA is not a financial measure under U.S. GAAP and should not be considered an alternative to U.S. measures of net income
    (loss) or cash flows.

(9) Adjusted to give effect to the offering and the Company's application of the net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

  Possible Obsolescence from Rapid Technological Change; Uncertainty as to Market Acceptance of the Company's Products. The health care industry is characterized by rapidly changing technology and frequent new product introductions. The Company believes that its ability to develop and commercialize new products and enhancements of existing products is critical to its continued growth and profitability. There can be no assurance that the Company will continue to be successful in identifying, developing and marketing new products or enhancing its existing products. The Company's business will be adversely affected if the Company incurs delays in developing new products or enhancements or if such products or enhancements do not gain market acceptance. Market acceptance of the Company's products will be determined in large part by the Company's ability to demonstrate the surgical advantages, safety and efficacy, cost effectiveness and performance features of such products, as well as to train surgeons and other operating staff in their use. The Company believes that use and acceptance by physicians and hospitals will be essential for market acceptance of certain of its products, and there can be no assurance that its products will be used or accepted. There can be no assurance that those products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete.

  Possible Adverse Effects of Significant Competition. The Company encounters significant competition in all of the markets in which it participates. Many of the Company's current and potential competitors have substantially greater resources, including capital, name recognition, research and development experience and regulatory, manufacturing and marketing capabilities. Many of these competitors offer well-established, broad product lines and ancillary services not offered by the Company. Some of the Company's competitors have long-term or preferential supply arrangements with hospitals, which may act as a barrier to market entry. Other large health care companies may enter the market for the Company's products in the future. Competing companies may succeed in developing products that are more efficacious or less costly than any that may be developed and marketed by the Company, and such companies also may be more successful than the Company in production and marketing. Competing companies may also exert competitive pricing pressures that may adversely affect the Company's sales levels and margins. Rapid technological development by others may result in the Company's products becoming obsolete before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products. There can be no assurance that the Company will be able to continue to compete successfully with existing competitors or will be able to compete successfully with new competitors. See "Business--Competition."

  Dependence on Management and Other Key Personnel. The Company's success depends to a significant extent on the efforts and abilities of its executive officers. The loss of the services of certain of these individuals or of other key personnel could have a material adverse effect on the Company. The Company does not maintain key man life insurance on any of its employees that provide for the payment of proceeds to the Company. Although the Company has entered into employment agreements with James T. Treace, its President, Chief Executive Officer and Chairman, F. Barry Bays, its Senior Vice President, Operations and Chief Operating Officer, and certain other executive officers that include non-competition covenants, there can be no assurance that any of these individuals or any other key employee will not terminate his or her employment with the Company. The Company believes that its success also will depend significantly upon its ability to attract, motivate and retain additional highly skilled managerial, operational, technical and sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting, assimilating and retaining the personnel it requires. See "Business-- Employees."

  Risks Associated with Newly Established International Sales Operations; Currency Exchange Risks. Within the past three years, the Company has established direct sales operations in five countries. The failure of these new direct sales operations to develop successfully may have a material adverse effect on the

Company's business, financial condition or results of operations. International sales (including export sales) accounted for approximately 32% of the Company's net sales in fiscal 1996 and 30% of net sales in 1997, and the Company expects that international sales will continue to be a significant portion of the Company's business. Fluctuations in currency exchange rates, as well as increases in duty rates and difficulties in obtaining export licenses, may affect the Company's international business. The Company's establishment of direct international sales operations further increases its exposure to fluctuations in currency exchange rates, which may adversely affect reported sales and earnings, because the sales of these operations are denominated in local currency and not in U.S. dollars. Although the Company in 1997 began hedging its intercompany foreign currency receivables to protect against uncertainty in the level of future exchange rates, there can be no assurance that such hedging will succeed in protecting against such uncertainty. International sales in emerging economies are also subject to potential political and economic instability, regional conflicts, unexpected changes in regulatory requirements, longer payments cycles, greater difficulty in receivable collection, potentially adverse tax consequences and trade restrictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Seasonality and Quarterly Fluctuations. The Company's sales and operating results have varied, and are expected to continue to vary, significantly from quarter to quarter as a result of seasonal patterns, the timing of new product introductions and promotional activities. The Company believes that its business is seasonal in nature, with the third quarter of each year typically having the lowest sales and the fourth quarter of each year typically having the highest sales. Quarterly results of operations for any particular quarter may not be indicative of results of operations for future periods. There can be no assurance that future seasonal and quarterly fluctuations will not adversely affect the Company's business, financial condition and results of operations.

  Uncertainty Relating to Third-Party Reimbursement for Costs of
Products. Demand for the Company's products is likely to depend in part on the extent to which reimbursement for the cost of such products and the procedures in which such products are used will be available from government third-party payors (including the Medicare and Medicaid programs), government health administration authorities, private health insurers and other organizations. These third-party payors may deny coverage if they determine that a procedure was not reasonable or necessary as determined by the payor, was experimental or was used for an unapproved indication. In addition, certain health care providers are moving towards a managed care system in which such providers contract to provide comprehensive health care for a fixed cost per person, irrespective of the amount of care actually provided. Such providers, in an effort to control health care costs, are increasingly challenging the prices charged for medical products and services and, in some instances, have pressured medical suppliers to lower their prices. Although the Company believes that the development of procedure-specific instrumentation for use in less-traumatic procedures may in certain cases reduce overall operating time and therefore reduce the aggregate cost of those procedures, there can be no assurance that the development of such products will have this effect or that third-party payors will reimburse the costs of such instrumentation. In addition, although the Company does not depend upon reimbursement from third-party payors with respect to its products used in surgical cosmetic procedures, there can be no assurance these procedures will not become subject to third-party reimbursement in the future. Third-party payors have recently increased their emphasis on managed care, which has led to an increased emphasis on cost-effective medical devices by health care providers. In addition, through their purchasing power, these payors often seek discounts, price reductions or other incentives from medical product suppliers. The Company is unable to predict what changes will be made in the reimbursement methods utilized by third-party health care payors. Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payors, particularly to the extent any such changes affect reimbursement for procedures in which the Company's products are used. If coverage and adequate reimbursement levels are not provided by government or third-party payors for use of the Company's products, the Company's business, financial condition and ability to market its technologies or products will be adversely affected. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government-sponsored health care and private insurance. To the extent that any of the Company's products are not entitled to reimbursement in an international market, market acceptance of such products in such international market would be adversely affected. See "Business--Third-Party Reimbursement."

  Uncertainty of Effect of Potential Health Care Reform Measures. Federal, state and local officials and legislators (and certain foreign government officials and legislators) have proposed or are reportedly considering proposing a variety of reforms to the health care systems in the U.S. and abroad. The Company cannot predict what health care reform legislation, if any, will be enacted in the U.S. or elsewhere. Significant changes in the health care system in the U.S. or elsewhere are likely to have a substantial impact over time on the manner in which the Company conducts its business. Such changes could have a material adverse effect on the Company's business, financial condition and results of operations.

  Extensive Government Regulation. The Company's products, product development activities, promotional and marketing activities and manufacturing processes are subject to extensive and rigorous regulation by the U.S. Food and Drug Administration (the "FDA") and comparable agencies in foreign countries. In the U.S., the FDA regulates the interstate commerce of medical devices as well as the manufacturing, labeling, promotion and recordkeeping procedures for such devices. In order for the Company to market its products in the U.S., the Company must obtain marketing clearance from the FDA through what is known as a 510(k) pre-market notification or obtain approval through a more detailed application process resulting in what is known as pre-market approval ("PMA"). The process of obtaining marketing clearance for new medical devices from the FDA can be costly and time consuming, and there can be no assurance that such clearance will be granted for the Company's future products on a timely basis, if at all, or that FDA review will not involve delays that will adversely affect the Company's ability to commercialize additional products or expand permitted uses of existing products.

  Even if regulatory clearance to market a device is obtained from the FDA, the clearance may entail limitations on the indicated uses of the device. The clearance can also be withdrawn by the FDA due to the failure to comply with regulatory standards or the occurrence of unforeseen problems following initial clearance. The Company may be required to make further filings with the FDA under certain circumstances such as the addition of new product claims. The FDA could also limit or prevent the manufacture or distribution of the Company's products and has the power to seize or require the recall of such products. The Company has made modifications to its 510(k) cleared devices which the Company believes do not require submission of new 510(k)s. There can be no assurance, however, that the FDA will agree with any of the Company's determinations and will not require the Company to submit new 510(k)s for any of the changes made to the devices and/or to stop marketing until new 510(k)s are cleared by the FDA.

  All of the products currently marketed by the Company either have received marketing clearance pursuant to 510(k) pre-market notifications or PMA applications filed by the Company and cleared by the FDA, or are exempt from obtaining marketing clearance by virtue of their status as pre-amendment devices (i.e. devices introduced into interstate commerce prior to May 28, 1976). A 510(k) pre-market notification requires the manufacturer of a medical device to establish that the device is "substantially equivalent" to medical devices legally marketed in the U.S. For future products, there can be no assurance that the FDA will concur in the Company's 510(k) request for clearance or that the FDA will not require the Company to file PMA applications. The process of obtaining a PMA can be expensive, uncertain and lengthy, frequently requiring anywhere from one to several years from the date of submission, if approval is obtained at all. Significant delay or cost in obtaining, or failure to obtain FDA clearance to market products, or any FDA limitations on the use of the Company's products, could have a material adverse effect on the business, financial condition and results of operations of the Company.

  In addition, the FDA's Good Manufacturing Practice ("GMP") regulations, as set forth in the FDA's Quality System Regulation, must be adhered to with respect to all of the products manufactured by the Company and its contract manufacturers. Ongoing compliance with GMP and other applicable regulatory requirements is monitored through periodic inspection by state and federal agencies, including the FDA. The FDA may inspect the Company and its facilities from time to time to determine whether the Company is in compliance with regulations relating to medical device manufacturing companies, including regulations concerning manufacturing, testing, quality control, record keeping and product labeling practices.

  FDA regulations depend heavily on administrative interpretation, and there can be no assurance that future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company. In addition, changes in the existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of the Company's products.

  Failure to comply with applicable regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of approvals and criminal prosecution. Any of the actions could result in adverse publicity for the Company and could damage the Company's reputation.

  A portion of the Company's revenue is dependent upon sales of its products outside the U.S. Foreign regulatory bodies have established regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. After June 1998, medical devices may not be sold in European Union ("EU") countries unless they display the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In order to obtain the right to affix the CE mark to its products, the Company must obtain and maintain certification that its processes meet European quality standards, including certification that its design and manufacturing facility complies with ISO 9001 standards. All of the Company's products marketed in the countries comprising the trading members of the EU have been CE marked. There can be no assurance that the Company will be able to obtain CE mark certification for its new products. The inability or failure of the Company or its international distributors to comply with varying foreign regulations or the imposition of new regulations could result in the restriction or, in certain countries, the prohibition of the sale of the Company's products internationally and thereby adversely affect the Company's business, financial condition and results of operations. See "Business--Government Regulation."

  The Company also is subject to various federal and state laws pertaining to health care "fraud and abuse," including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal to knowingly and willfully offer, pay, solicit or receive any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind in return for or to induce (a) the referral of an individual for the furnishing or arranging for the furnishing of any item or service, or (b) the purchasing, leasing, ordering, or arranging for (or recommending purchasing, leasing, or ordering of) any good, facility, service, or item. False claims laws prohibit anyone from knowingly and willfully presenting, or causing to be presented, claims for payment that contain false or fraudulent information. Violations of these laws are punishable by criminal and/or civil sanctions including, in some instances, imprisonment and exclusion from participation in Federal Health Care Programs, including Medicare and Medicaid. The Company has never been challenged by a governmental authority under these laws and believes that, based on this history, its operations are in material compliance with such laws. However, because of the broad scope of some of these laws, there can be no assurance that one or more of the Company's practices would not be challenged by governmental authorities under certain of these laws, that the Company would not be required to alter its practices as a result, or that the occurrence of one or more of these events would not result in material adverse effect on the Company's business, financial condition and results of operations. See "Government Regulation--Health Care Fraud and Abuse."

  Uncertainty Regarding Patents and Proprietary Rights. The Company's success will depend in part on its ability to develop patentable products, obtain patent protection for its products both in the U.S. and in other countries and enforce its patents. The Company's competitive position and business operations do not materially depend on any expired patents or patents expiring in the near future. However, the patent positions of medical device companies are generally uncertain and involve complex legal and factual questions. No assurance can be given that patents will issue from any patent applications owned by or licensed to the Company or that, if patents do issue, the claims allowed will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The enforceability of patents issued with respect to biomedical products can be highly uncertain. Federal court decisions establishing legal standards for determining the validity and scope of patents are in transition. There can be no assurance that the historical legal standard surrounding questions of validity and scope will continue to be applied or that current defenses as to issued patents in the field will offer protection in the future. The Company also relies on unpatented trade secrets to protect its proprietary technology, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent techniques or otherwise gain access to the Company's proprietary technology or that the Company can ultimately protect meaningful rights to such unpatented proprietary technology.

  The commercial success of the Company will also depend in part on its neither infringing patents issued to others, nor breaching any licenses upon which its products might be based. The Company's licenses of patents and patent applications impose various commercialization, sublicensing, insurance, royalty and other obligations on the Company. Failure of the Company to comply with these requirements could result in termination of the licenses or conversion of the licenses from being exclusive to nonexclusive in nature.

  The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would likely result in substantial cost to the Company, may be necessary to enforce any patents issued or licensed to the Company and/or to determine the scope and validity of others' proprietary rights. In particular, competitors of the Company and other third parties hold issued patents and are assumed by the Company to hold pending patent applications, which may result in claims or infringement against the Company or other patent litigation. The Company also may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office, which could result in substantial cost to the Company, to determine the priority of inventions. Furthermore, the Company may have to participate at substantial cost in International Trade Commission proceedings to abate importation of products which would compete unfairly with products of the Company.

  The Company relies on confidentiality agreements with its collaborators, employees, advisors, vendors and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Patents, Trade Secrets and Proprietary Rights."

  Dependence upon Key Suppliers. Although the Company believes that there are a number of possible vendors for most of the components and subassemblies required for its products, certain materials, including thermoplastic elastomer (TPE)-based materials and certain fluoropolymers used in certain of its ventilation tubes, currently are obtained from a single source. Although it is not presently the case, if the supply of materials from a single source vendor were interrupted, replacement or alternative sources might not be readily obtainable due to the regulatory requirements that the Company certify as to the quality and suitability of the new or alternate material. In addition, a new or supplemental filing with the FDA would be required to be approved prior to the Company's marketing a product containing new material. This approval process may take a substantial period of time, and there is no assurance that the Company would be able to identify, certify or obtain the necessary regulatory approval for the new material to be used in the Company's products. In addition, certain suppliers could terminate or limit the sales of certain materials to the Company for use in medical devices in an attempt to limit their potential exposure to product liability claims. See "Business-- Suppliers."

  Product Liability Risk; Limited Insurance Coverage. The manufacture and sale of medical instrumentation entail significant risk of product liability claims in the event that the use of such instrumentation is alleged to have resulted in adverse effects on a patient. The Company has taken and will continue to take what it believes are appropriate precautions, including maintaining general liability and commercial liability insurance policies which include coverage for product liability claims. There can be no assurance that the Company's existing insurance coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the sale of its products. In addition, the Company may require, or desire to obtain, increased product liability coverage in the future. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, it is possible that adverse product liability actions could negatively affect the Company's ability to obtain and maintain regulatory approval for its products, as well as damage the Company's reputation in any or all of the markets in which it participates. See "Business--Product Liability and Insurance."

  Environmental Matters. The past and present business operations of the Company and the past and present ownership and operations of real property by the Company are subject to extensive and changing federal, state, and local environmental laws and regulations. The Company believes it is in material compliance with all such applicable laws and regulations. The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Compliance with more stringent laws or regulations or stricter interpretations of existing laws may require additional expenditures by the Company, some of which may be material.

  Influence by Existing Stockholders. Following the consummation of this offering, Warburg, Pincus Investors, L.P. ("WP Investors") will beneficially own approximately 31.4% of the outstanding shares of Common Stock. A stockholders agreement among the Company, WP Investors and certain other stockholders provides that WP Investors has the right to designate specified numbers of persons to the Company's Board of Directors so long as WP Investors maintains specified levels of ownership of the outstanding Common Stock. WP Investors currently has the right under the stockholders agreement to designate three persons to be appointed or nominated to the Company's Board of Directors. Following the consummation of this offering, WP Investors will have the right under the stockholders agreement to designate two such persons. Such share ownership and minority representation on the Company's Board of Directors may confer upon WP Investors significant influence over the affairs and actions of the Company. See "Principal and Selling Stockholders."

  Shares Eligible for Future Sale. No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Public or private sales of substantial amounts of the Common Stock following this offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock as well as the ability of the Company to raise additional capital in the public equity markets at a desirable time and price. Upon completion of this offering, the Company expects to have 7,961,624 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option. The 1,500,000 shares of Common Stock sold in this offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares which may be acquired by an "affiliate" of the Company as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the resale limitations of Rule 144. After this offering, holders of 2,892,686 shares of Common Stock will have certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." The Company may also provide for the registration of shares currently held or acquired in the future by employees pursuant to compensation arrangements, thereby permitting such shares to be sold in the public market from time to time.

  Anti-takeover Considerations. The Company's Restated Certificate of Incorporation authorizes the issuance of Preferred Stock without stockholder approval upon such terms as the Board of Directors may determine. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company and could adversely affect the prevailing market price of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prohibit or delay a merger, takeover or other change in control of the Company and therefore discourage attempts to acquire the Company. See "Description of Capital Stock."

  Absence of Dividends on the Common Stock. The Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 615,500 shares of Common Stock offered by the Company are estimated to be approximately $17.1 million ($20.3 million if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and expenses. The Company intends to use the net proceeds for business development and expansion, working capital and other general corporate purposes. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. Although it evaluates potential acquisitions from time to time, the Company has no agreement, agreement in principle, understanding or arrangement with any person to acquire or effect any material acquisition. Pending such uses, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

  The Company will not receive any proceeds from the sale of the 884,500 shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

  The Company has never paid cash dividends on its Common Stock. The Company currently intends to retain any earnings to fund its business and therefore does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's existing credit agreement restricts the Company's ability to pay dividends to its stockholders, and it is anticipated that future financing agreements will contain similar restrictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is quoted on the Nasdaq National Market under the symbol "XOMD." The Common Stock began trading on October 11, 1996. The following tables sets forth, for the periods indicated, the high and low intra-day sale prices of the Common Stock as reported by the Nasdaq National Market.

                                                                    HIGH   LOW
                                                                   ------ ------
YEAR ENDED DECEMBER 31, 1996
Fourth Quarter.................................................... $27.25 $18.00
YEAR ENDED DECEMBER 31, 1997
First Quarter.....................................................  20.00  11.75
Second Quarter....................................................  20.13  15.25
Third Quarter.....................................................  24.63  18.63
Fourth Quarter....................................................  24.00  19.75
YEAR ENDED DECEMBER 31, 1998
First Quarter.....................................................  29.38  21.00
Second Quarter....................................................  33.25  26.00
Third Quarter (through July 14, 1998).............................  33.63  31.00

  On July 14, 1998, the last reported sale price was $32.00 per share. As of July 14, 1998, there were approximately 60 record holders of the Common Stock. The Company has approximately 600 beneficial holders of the Common Stock.

                                CAPITALIZATION

  The following table sets forth as of March 28, 1998: (i) the capitalization of the Company; and (ii) the capitalization of the Company as adjusted for the sale by the Company of the 615,500 shares of Common Stock offered hereby.

                                                           MARCH 28, 1998
                                                       -----------------------
                                                                       AS
                                                         ACTUAL     ADJUSTED
                                                       ----------  -----------
                                                       (IN THOUSANDS, EXCEPT
                                                            SHARE DATA)
Long-term debt:
  Revolving credit facility........................... $      --   $       --
Shareholders' equity:
  Common Stock, $0.01 par value, 30,000,000 shares
   authorized; 7,342,524 shares issued and outstanding
   actual, 7,958,024 shares issued and outstanding as
   adjusted (1).......................................         73           79
  Non-Voting Common Stock, $0.01 par value, 4,000,000
   shares authorized; no shares issued and outstanding
   actual and as adjusted (2).........................        --           --
  Accumulated deficit.................................     (1,734)      (1,734)
  Additional paid-in capital..........................     90,331      107,421
  Cumulative translation adjustments..................       (142)        (142)
  Deferred stock compensation.........................       (253)        (253)
                                                       ----------  -----------
    Total shareholders' equity........................     88,275      105,371
                                                       ----------  -----------
      Total capitalization............................ $   88,275  $   105,371
                                                       ==========  ===========

--------
(1) Excludes 832,291 shares of Common Stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $17.07 per share.
(2) On May 27, 1998, the Company eliminated the Non-Voting Common Stock from the Company's authorized capital stock.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table summarizes certain selected consolidated financial data, which should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company, prior to April 15, 1994, consisted solely of Merocel Corporation. The selected consolidated financial data for all years presented has been derived from the Company's audited financial statements, which have been audited by Ernst & Young LLP, the Company's independent auditors. The selected financial data presented below as of and for the three months ended March 29, 1997 and March 28, 1998 has been derived from the Company's unaudited financial statements. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations as of such dates and for such periods.

                                 YEARS ENDED DECEMBER 31,              THREE MONTHS ENDED
                          -------------------------------------------  -------------------
                                                                       MARCH 29, MARCH 28,
                           1993    1994(1)   1995     1996     1997      1997      1998
                          -------  -------  -------  -------  -------  --------- ---------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Sales, net.............  $10,071  $42,475  $59,865  $65,664  $77,240   $17,804   $20,682
 Cost of sales..........    2,876   15,350   22,256   25,926   30,475     7,160     8,063
 Amortization of
  acquisition costs
  allocated to
  inventory.............      --     3,883      919      --       --        --        --
                          -------  -------  -------  -------  -------   -------   -------
 Gross profit...........    7,195   23,242   36,690   39,738   46,765    10,644    12,619
 Operating expenses:
 Selling, general and
  administrative........    6,074   19,126   27,077   26,799   30,334     7,253     8,085
 Research and
  development...........      311    1,958    2,405    3,659    4,088     1,006     1,170
 Amortization of
  intangibles(2)........      394    2,652    2,579    2,421    2,374       615       584
 Write-off of acquired
  research and
  development(3)........      --       --       --     2,380      --        --        --
 Restructuring
  charges(4)............      --       --       --     3,093      --        --        --
                          -------  -------  -------  -------  -------   -------   -------
  Total operating
   expenses.............    6,779   23,736   32,061   38,352   36,796     8,874     9,839
                          -------  -------  -------  -------  -------   -------   -------
 Operating income (loss)
  from continuing
  operations............      416     (494)   4,629    1,386    9,969     1,770     2,780
 Interest income
  (expense), net........     (102)  (2,148)  (3,063)  (2,205)    (104)      (54)       30
 Other income, net......       26      313      114      525      234        92        40
                          -------  -------  -------  -------  -------   -------   -------
 Income (loss) from
  continuing operations
  before income tax
  expense (benefit).....      340   (2,329)   1,680     (294)  10,099     1,808     2,850
 Income tax expense
  (benefit).............      121     (774)   1,355      873    3,969       721     1,125
                          -------  -------  -------  -------  -------   -------   -------
 Income (loss) from
  continuing
  operations............  $   219  $(1,555) $   325  $(1,167) $ 6,130   $ 1,087   $ 1,725
                          =======  =======  =======  =======  =======   =======   =======
 PER SHARE(5):
 Income (loss) from
  continuing operations
  available to common
  shareholders--basic...  $  0.75  $ (5.20) $ (3.53) $  1.14  $  0.84   $  0.15   $  0.23
                          =======  =======  =======  =======  =======   =======   =======
 Income (loss) from
  continuing operations
  available to common
  shareholders--
  diluted...............  $  0.75  $ (5.20) $ (3.53) $ (0.22) $  0.82   $  0.15   $  0.23
                          =======  =======  =======  =======  =======   =======   =======
 Weighted average common
  shares outstanding--
  basic.................      291      818    1,009    2,755    7,323     7,289     7,342
                          =======  =======  =======  =======  =======   =======   =======
 Weighted average common
  shares outstanding--
  diluted...............      291      818    1,009    5,201    7,512     7,438     7,632
                          =======  =======  =======  =======  =======   =======   =======

                                       DECEMBER 31,
                         ------------------------------------------- MARCH 29, MARCH 28,
                          1993     1994      1995     1996    1997     1997      1998
                         -------  -------  --------  ------- ------- --------- ---------
                                                (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital........ $ 3,126  $12,744  $ 12,234  $18,460 $26,106  $20,562   $27,736
 Cost in excess of net
  assets acquired, net..     --    54,300    46,381   44,389  42,399   43,892    41,901
 Total assets...........   9,484   95,720    93,123   94,056  95,727   93,966    98,773
 Long-term debt
  including redeemable
  preferred stock.......  11,308   89,985    90,488    3,563     --     2,975       --
 Total shareholders'
  equity (deficit)......  (3,091)  (7,336)  (13,058)  79,567  86,509   81,843    88,275

--------
(1) Statement of Operations Data includes the results of operations of Xomed-Treace, Inc. since the date of its acquisition by the Company in April 1994.
(2) Amortization of intangibles included in total operating expenses includes amortization of foreign distribution rights of $838,000 and $162,000 for the years ended December 31, 1994 and 1995, respectively.
(3) Research and development acquired in the purchase of TreBay. See Notes to Consolidated Financial Statements--Note 1.
(4) Restructuring charge related to the combination of certain operations and termination of employees. See Notes to Consolidated Financial Statements--
    Note 7.
(5) Per share earnings--basic for 1994 and 1995 was reduced by accreted preferred stock dividends of $3.30 and $3.85 per share, respectively, and increased in 1996 by $1.56 per share related to dividend forgiveness. Per share earnings--diluted was affected similarly in 1994 and 1995, but not affected in 1996 due to the dilutive effect of the preferred shares using the if converted method of calculating per share earnings when preferred stock is outstanding.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  The Company is a leading developer, manufacturer and marketer of a broad line of surgical products for use by ENT specialists. The Company's broad line of products includes, in its core ENT market, powered tissue-removal systems and other microendoscopy instruments, implantable devices, nerve monitoring systems and disposable fluid-control products. The Company also offers a line of ophthalmic and other products. The Company distributes its products worldwide through an 82-person direct sales organization in the U.S. and selected other countries and through a network of over 130 independent distributors.

 BACKGROUND

  The business of Xomed, Inc. was established in 1970 to manufacture and distribute ventilation tube implants for the middle ear. In 1979, the business was acquired by Bristol-Myers Squibb Company ("Bristol-Myers Squibb"). In 1989, Bristol-Myers Squibb acquired Treace Medical, Inc. and merged the two companies together forming Xomed-Treace, Inc. On April 15, 1994, Bristol-Myers Squibb sold Xomed-Treace, Inc. to the Company for a purchase price of approximately $81.0 million (the "Xomed Acquisition"). The Company is a Delaware corporation formerly known as Merocel/Xomed Holdings, Inc., which was organized for the purpose of acquiring all of the outstanding stock of Merocel Corporation ("Merocel"), Xomed-Treace, Inc. and Xomed-Treace, P.R. Inc. (collectively, "Xomed-Treace"). Merocel, which was formed in 1970, manufactures and markets a line of disposable fluid-control products primarily used in sinus surgery and rhinology. The Company, prior to April 15, 1994, consisted solely of Merocel.

  In July 1995, the Company sold its surgical drapes segment to an unrelated party and simultaneously acquired from this party several otology product lines. In April 1996, the Company acquired TreBay, a microendoscopy products company. The senior management of TreBay, including James T. Treace, F. Barry Bays and Thomas E. Timbie, assumed senior management positions at the Company at the time of the Company's acquisition of TreBay.

 XOMED ACQUISITION

  The Xomed Acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price of approximately $81.0 million was allocated to the assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition. The excess of the purchase price over the fair market value of the net assets at the date of acquisition of approximately $56.0 million was allocated to goodwill. Of this amount, $49.9 million related to continuing operations and $6.1 million related to the surgical drapes segment which was sold in July 1995 and has been presented as discontinued operations. As a result, amortization of intangibles (over a 25-year life) has been significantly increased. Further, the value of inventory of continuing operations was increased by $4.8 million and was charged to cost of goods sold for the 1994 period following the Xomed Acquisition ($3.9 million) and the first quarter of 1995 ($0.9 million) (the "Inventory Valuation Adjustment"). These costs reduced gross profit in these periods. Other intangible assets relating to foreign distribution rights were valued in connection with the Xomed Acquisition and, as a result, amortization of intangibles was increased by $0.8 million for the 1994 period following the Xomed Acquisition and $0.2 million for the first quarter of 1995 (the "International Distribution Rights Amortization"). In addition, interest expense increased due to the increased borrowings to finance the Xomed Acquisition.

  The Xomed Acquisition and the Company's initial working capital were funded primarily through the issuance of $43.5 million of preferred stock and from the incurrence of approximately $45.9 million in long-term debt. In connection with the Xomed Acquisition, management implemented a restructuring plan for Xomed-Treace that included closing certain manufacturing operations in Puerto Rico and eliminating certain overhead in other facilities.

 CHANGE IN DISTRIBUTION CHANNELS

  On January 1, 1996, the Company effected two changes in its product distribution to focus the Company's resources on its core product lines of sinus and rhinology, head and neck and otology. The first involved changing from distributing its ophthalmic product line through its direct sales force to distributing this line through an independent dealer network. The Company effected this change to enable the Company's direct sales force to focus exclusively on ENT products. As a result of this change, the Company's net sales were approximately $2.1 million lower in 1996 than they would have been if the ophthalmic product line had continued to be distributed through the Company's direct sales force.

  The second change involved moving the distribution of the Company's Merocel fluid-control products from an independent dealer network to the Company's U.S. direct sales force. The Company effected this change so that its entire portfolio of ENT products could be distributed through a single distribution channel focused exclusively on ENT products. As a result of this change, the Company's net sales were approximately $1.2 million higher in 1996 than they would have been if the Merocel product line had continued to be distributed through independent dealers.

 ACQUISITION OF TREBAY

  The Company's acquisition of TreBay in April 1996 was accounted for under the purchase method of accounting. Accordingly, the purchase price of approximately $6.6 million was allocated to the individual assets acquired and liabilities assumed, based upon their respective fair values at the date of acquisition. The transaction resulted in cost in excess of net assets acquired of $4.4 million, of which $2.4 million was allocated to in-process research and development and charged to expense in the second quarter of 1996. The in-process research and development was valued based upon an independent valuation utilizing management's projections of cash flows and cost to achieve technological feasibility of the products. The products acquired from TreBay have either achieved technological feasibility or are no longer under development and, therefore, no additional costs are required to achieve technological feasibility.

 RESTRUCTURING CHARGES

  During the second quarter of 1996, the Company's new management team initiated cost savings programs that resulted in the reduction of 50 employees at the Company's three domestic locations. The reductions included 20 managerial and administrative employees at the Company's Mystic, Connecticut manufacturing facility, 17 managerial and administrative employees at the Company's Jacksonville, Florida headquarters and 13 managerial and production employees at the Company's St. Louis, Missouri manufacturing facility that was closed in December 1996. The restructuring eliminated redundant overhead at the sites, and the Company expects these actions to yield cost savings primarily in general and administrative expense. The Company incurred a restructuring charge of approximately $3.1 million during the second quarter of 1996 primarily to reflect the cost of the severance payments to terminated employees. Most of the affected employees were terminated in the second quarter of 1996 with severance beginning at that time. The Company had completed its cost-saving programs as of December 31, 1997. See Notes to Consolidated Financial Statements--Note 7.

 INITIAL PUBLIC OFFERING

  In October 1996, the Company completed its initial public stock offering, raising proceeds of approximately $54.0 million through the sale of 2,875,000 shares of Common Stock. The net proceeds from the initial public offering were used to repay the Company's term loan totaling $20.8 million including interest, repay $8.2 million under its revolving line of credit and redeem $25.0 million of its Redeemable Preferred Stock.

 OTHER RECENT EVENTS

  In June 1998, the Company entered into a worldwide distribution and license arrangement with ArthroCare Corporation ("ArthroCare"). The Company and ArthroCare have signed a binding term sheet with the intention of reaching a definitive agreement in the near future. ArthroCare has granted an exclusive worldwide five-year license to the Company to distribute products into the ENT market incorporating ArthroCare's Coblation(TM) technology. Coblation(TM) uses radiofrequency (RF) energy to remove or shrink tissue through a cooler process that is less traumatic than that of traditional electrosurgery or lasers. The system consists of a controller which regulates the energy being delivered to the surgical instrument and a variety of procedure specific disposable wands. Under the agreed terms, the Company will work with ArthroCare to develop products using this technology for application in sinus surgery, sleep apnea, snoring relief, wrinkle removal and a less painful tonsillectomy procedure. Products developed under the arrangement will be manufactured by ArthroCare and distributed exclusively through the Company's direct sales force and network of independent distributors. In December 1997, the Company introduced the XPS 2000 StraightShot(R) micro resector system which includes enhancements from the original XPS StraightShot system. In October 1997, the Company became the exclusive distributor of articulating hand-held instruments (the Navigator line) and micro resector blades for the ENT market and all areas of the orthopaedic market except spine. The Company also entered into a distribution agreement with the manufacturer of the Navigator granting that company exclusive distribution rights for the Company's XPS StraightShot micro resector system into the spine market. In July and August of 1997, the Company introduced a number of new procedure specific curved micro resector blades including the RAD 40 curved sinus blade, the RADenoid curved adenoid blade and the RAD airway laryngeal blade. In December 1996, the Company appointed Kobayashi Japan as its exclusive distributor of its full line of products within Japan. In February 1997, the Company introduced the XPS StraightShot micro resector system used in endoscopic sinus procedures.

 SEASONALITY

  The Company's sales and operating results have varied, and are expected to continue to vary significantly from quarter to quarter as a result of seasonal patterns. The Company believes that its business is seasonal in nature, with the third quarter of each year typically having the lowest sales and the fourth quarter of each year typically having the highest sales. There can be no assurance that future seasonal fluctuations will not adversely affect the Company's business, financial condition and results of operations.

 FOREIGN CURRENCY EXPOSURE

  For a discussion of the Company's foreign currency exchange rate risk and the use of foreign currency forward exchange contracts to mitigate such exposure, see Notes to Consolidated Financial Statements--Note 6.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated certain items of the Company's statements of operations as a percentage of the Company's net sales:

                                          YEARS ENDED
                                         DECEMBER 31,       THREE MONTHS ENDED
                                       -------------------  -------------------
                                                            MARCH 29, MARCH 28,
                                       1995   1996   1997     1997      1998
                                       -----  -----  -----  --------- ---------
  Net sales........................... 100.0% 100.0% 100.0%   100.0%    100.0%
  Cost of sales.......................  38.7   39.5   39.5     40.2      39.0
  Gross profit........................  61.3   60.5   60.5     59.8      61.0
  Selling, general and
   administrative.....................  45.2   40.8   39.3     40.7      39.1
  Amortization of intangibles.........   4.3    3.7    3.1      3.5       2.8
  Research and development............   4.0    5.6    5.3      5.7       5.7
  Operating income from continuing
   operations.........................   7.7    2.1   12.9      9.9      13.4
  Income (loss) from continuing
   operations.........................   0.5   (1.8)   7.9      6.1       8.3

SALES COMPOSITION

 SALES BY MARKET

  The Company derives sales from various markets within the ENT industry. Sinus and rhinology, head and neck and otology are the three core markets in which the Company operates. In addition to products for these markets, the Company has other product offerings, including a line of ophthalmic products, which the Company converted in January 1996 from distributing through its direct sales force to distributing through independent dealers. The following table summarizes the Company's worldwide product line sales during the periods indicated:

                                YEARS ENDED DECEMBER 31,     THREE MONTHS ENDED
                               ----------------------------  -------------------
                                                             MARCH 29, MARCH 28,
                                 1995      1996      1997      1997      1998
                               --------  --------  --------  --------- ---------
                                               (IN THOUSANDS)
  SALES:
  Sinus and rhinology........  $ 17,038  $ 22,247  $ 28,848   $ 6,270   $ 8,481
  Head and neck..............    14,187    16,114    17,847     3,619     4,552
  Otology....................    12,406    13,841    14,465     3,862     4,132
                               --------  --------  --------   -------   -------
    Total core business......    43,631    52,202    61,160    13,751    17,165
  Ophthalmic and other.......    16,234    13,462    16,080     4,053     3,517
                               --------  --------  --------   -------   -------
    Total....................  $ 59,865  $ 65,664  $ 77,240   $17,804   $20,682
                               ========  ========  ========   =======   =======
  PERCENTAGE OF SALES:
  Sinus and rhinology........      28.5%     33.9%     37.4%     35.2%     41.0%
  Head and neck..............      23.7      24.5      23.1      20.3      22.0
  Otology....................      20.7      21.1      18.7      21.7      20.0
                               --------  --------  --------   -------   -------
    Total core business......      72.9%     79.5%     79.2%     77.2%     83.0%
  Ophthalmic and other.......      27.1      20.5      20.8      22.8      17.0
                               --------  --------  --------   -------   -------
    Total....................     100.0%    100.0%    100.0%    100.0%    100.0%
                               ========  ========  ========   =======   =======

 SALES BY GEOGRAPHIC MARKET

  The Company distributes its products worldwide through an 82-person direct sales force in the U.S. and selected other countries and through a network of over 130 independent distributors. The Company's core ENT products are sold in the U.S. on a direct sales basis only.

  Approximately 29.4%, 32.0% and 30.3% of the Company's net sales in 1995, 1996 and 1997, respectively, were made outside the U.S. through direct operations in the United Kingdom, Canada, France, Germany and Australia, as well as through over 100 independent international distributors, many of whom distribute the Company's products exclusively. The portion of sales made outside the U.S. in 1997 and in the first quarter of 1998 was lower than in 1996 primarily due to international markets only having six months of sales from the Company's new XPS system compared with the twelve months in the U.S. (due to a later international introduction date) as well as to the unfavorable effects of foreign currency rate comparisons in international markets in 1997 (due to the fact that the foreign currencies were weaker against the U.S. dollar in 1997 than in 1996). The following table summarizes the Company's U.S. and international sales for the periods indicated:

                                YEARS ENDED DECEMBER 31,     THREE MONTHS ENDED
                               ----------------------------  -------------------
                                                             MARCH 29, MARCH 28,
                                 1995      1996      1997      1997      1998
                               --------  --------  --------  --------- ---------
                                               (IN THOUSANDS)
  SALES:
  U.S........................  $ 42,249  $ 44,647  $ 53,798   $12,311   $14,655
  International..............    17,616    21,017    23,442     5,493     6,027
                               --------  --------  --------   -------   -------
    Total....................  $ 59,865  $ 65,664  $ 77,240   $17,804   $20,682
                               ========  ========  ========   =======   =======
  PERCENTAGE OF SALES:
  U.S........................      70.6%     68.0%     69.7%     69.1%     70.9%
  International..............      29.4      32.0      30.3      30.9      29.1
                               --------  --------  --------   -------   -------
    Total....................     100.0%    100.0%    100.0%    100.0%    100.0%
                               ========  ========  ========   =======   =======

  For additional information concerning the Company's sales by geographic market, see Notes to Consolidated Financial Statements--Note 17.

 SALES BY PRODUCT TYPE

  The Company places particular emphasis on disposable products and implantable devices. One of the Company's principal goals is to continue to develop additional disposable products for use with its instrumentation systems. The portion of sales from disposable and implantable products was lower in 1997 than 1996 primarily due to the introduction of new orthopaedic instrument sales in 1997 and the initial introduction of the XPS system. The XPS system initially generated equipment sales followed by on-going disposable revenues in later periods. The following table summarizes the Company's sales of equipment and instrumentation products as well as disposable and implantable products for the periods indicated:

                               YEARS ENDED DECEMBER 31,     THREE MONTHS ENDED
                              ----------------------------  -------------------
                                                            MARCH 29, MARCH 28,
                                1995      1996      1997      1997      1998
                              --------  --------  --------  --------- ---------
                                              (IN THOUSANDS)
  SALES:
  Equipment
   and instrumentation
   products.................  $  9,396  $ 10,178  $ 15,768   $ 3,052   $ 3,833
  Disposable and implantable
   products.................    50,469    55,486    61,472    14,752    16,849
                              --------  --------  --------   -------   -------
    Total...................  $ 59,865  $ 65,664  $ 77,240   $17,804   $20,682
                              ========  ========  ========   =======   =======
  PERCENTAGE OF SALES:
  Equipment and
   instrumentation
   products.................      15.7%     15.5%     20.4%     17.1%     18.5%
  Disposable and implantable
   products.................      84.3      84.5      79.6      82.9      81.5
                              --------  --------  --------   -------   -------
    Total...................     100.0%    100.0%    100.0%    100.0%    100.0%
                              ========  ========  ========   =======   =======

THREE MONTHS ENDED MARCH 28, 1998 COMPARED TO THREE MONTHS ENDED MARCH 29,
1997

  Net Sales. Net sales increased 16.2% to $20.7 million in the first three months of 1998 from $17.8 million in the comparable period in 1997. In the core business of sinus and rhinology, head and neck and otology, sales increased 24.8% over the prior comparable period. The increase in core business sales was primarily the result of sales generated from several new products introduced principally over the last 15 months, including within sinus and rhinology, the XPS tissue removal system and within head and neck, the NIM-2(R) XL nerve monitoring system and the Company's Powerforma surgical drill system. Sinus and rhinology and head and neck sales were up 35.3% and 25.8%, respectively, in the first quarter of 1998 over the prior comparable period. Sales in the ophthalmic and other category decreased 13.2% primarily due to an approximate $500,000 decrease in sales of orthopaedic instruments in the first quarter of 1998 over the prior comparable period which included a large initial stocking order to an OEM distributor. Sales of these orthopaedic instruments to this distributor are expected to resume during the second half of 1998. Domestic sales in the core businesses of sinus and rhinology, head and neck and otology increased 27.6% and international sales in such core businesses increased 18.5% in the first three months of 1998 over the prior comparable period. Total international sales increased 9.7% for the quarter or 14.2% excluding the unfavorable effects of foreign currency comparisons (due to the fact that the foreign currencies were weaker against the U.S. dollar in 1997 than in 1996). The Company experienced reduced sales during the quarter in the Asia/Pacific region where sales decreased 21.1% from the prior year's first quarter primarily due to adverse economic conditions. Strong product sales, however, were reported in several European countries including the U.K. and Germany where sales increased 45.1% and 70.1%, respectively, for the quarter. International sales represented 29.1% of total sales for the first three months of 1998 compared to 30.9% in the comparable period of 1997.

  Cost of Sales and Gross Profit. Cost of sales increased 12.6% to $8.1 million, or 39.0% of sales in the first three months of 1998 from $7.2 million, or 40.2% of sales in the first three months of 1997. The decrease in cost of goods sold as a percent of sales is primarily due to the decrease in sales of lower margin products, such as the orthopaedic instrument line, and partially due to a lower per unit cost that resulted from manufacturing costs being spread over a higher volume of production. Gross profit as a percent of sales increased to 61.0% in the first three months of 1998 from 59.8% in the prior comparable period.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 11.5% or $832,000 in the first three months of 1998 from the comparable period in 1997. The increase in total selling, general and administrative expenses is primarily due to variable selling and marketing costs, which comprised approximately $700,000 of the increase. As a percent of sales, selling, general and administrative expenses decreased to 39.1% of sales for the first three months of 1998 from 40.7% in the comparable period of 1997.

  Research and Development. Research and development expenses increased 16.3% to $1.2 million in the first three months of 1998 from $1.0 million in the comparable period of 1997, and as a percent of sales was 5.7% for the 1998 and 1997 periods.

  Amortization. Amortization expense in the first three months of 1998 and 1997 related principally to approximately $49.9 million of goodwill related to continuing operations generated from the Xomed Acquisition in April 1994, which is being amortized over 25 years.

  Interest and Other. Interest income (expense), net in the first quarter of 1998 reflected income of $30,000 as compared to expense of $54,000 in the comparable quarter of 1997 due to having an average invested amount of approximately $3.0 million in the first quarter of 1998 as compared to borrowing levels of approximately $3.0 million in the first quarter of 1997. Other income was $40,000 for the first three months of 1998 compared to $92,000 for the comparable period of 1997. Prior year other income included income received from a third party related to a non-compete agreement violation.

  Income Taxes. The Company's effective tax rate was 39.5% for the first three months of 1998 and 39.9% for the prior comparable period.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Net Sales. Net sales increased 17.6% to $77.2 million in 1997 from $65.7 million in 1996. When compared to the comparable quarters in 1996, the Company generated sales growth in 1997 of 9.2% in the first quarter, 15.4% in the second quarter, 17.7% in the third quarter and 27.9% in the fourth quarter. The improvement in sales growth in each successive quarter of 1997 relates principally to accelerating growth in the Company's sinus and rhinology product lines as a result of the introduction of its XPS StraightShot system and an overall improvement in the Company's international business in the third and fourth quarters due to recent new product introductions and improving availability of funding in certain international health care systems in which the Company competes. In the core businesses of sinus and rhinology, head and neck and otology, sales increased 17.2% in 1997 over 1996, which resulted in these product lines representing 79.2% of the Company's revenue in 1997 as compared to 79.5% in 1996. Total domestic sales increased 20.5% in 1997 compared with 1996, and international sales increased 11.5% in 1997 compared with 1996. Excluding the unfavorable effects of foreign currency comparisons (due to the fact that the foreign currencies were weaker against the U.S. dollar in 1997 than in 1996), international sales in 1997 increased 15.0% from 1996.

  Cost of Sales. Cost of sales increased 17.5% to $30.5 million in 1997 from $25.9 million in 1996. As a percent of sales, cost of sales was 39.5% in 1997 and 1996. Similarly, gross profit was 60.5% for both 1997 and 1996. The margin in 1997 was adversely affected by higher volumes of lower margin products, including the orthopaedic instrument line, which was offset by higher margins in its sinus and rhinology business attributable to new product introduction.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 13.2% to $30.3 million from $26.8 million in 1996. For 1997, as a percent of sales, selling, general and administrative expenses were 39.3%, as compared to 40.8% in 1996. This decrease, as a percent of sales, is due to increasing sales and the leveraging of general and administrative expenses.

  Research and Development. Research and development expenses increased 11.7% to $4.1 million in 1997 from $3.7 million in 1996 but decreased as a percent of sales to 5.3% in 1997 from 5.6% during 1996. Major new product spending in 1997 related to straight and curved cutter blades, enhancements to the XPS micro resector system and the introduction of the XPS 2000 StraightShot(R) micro resector system in December 1997, as well as other projects.

  Amortization. Amortization expense in 1997 and 1996 related principally to approximately $49.9 million of goodwill related to continuing operations generated from the Xomed Acquisition in April 1994, which is being amortized over 25 years.

  Operating Income. Operating income for 1997 was $10.0 million compared to $1.4 million for 1996. After adding back restructuring and write-off charges, which occurred only in 1996, operating income for 1996 was $6.9 million. For 1997, operating income, as a percent of sales, was 12.9% compared to 10.4% for 1996. This increase as a percent of sales related to fixed amortization expense and semi-fixed expenses within the general and administrative category.

  Interest and Other. Interest expense decreased 88.3% to $280,000 for 1997 from $2.4 million in 1996 due to lower average debt levels during 1997. Other income, net was $234,000 for 1997 compared to $525,000 in 1996. This decrease of $291,000 related principally to the expiration of a royalty agreement in late 1996.

  Income Taxes. The Company's effective tax rate for 1997 was 39.3% and the Company had tax expense of $873,000 on a loss of $294,000 for the year ended December 31, 1996. The Company incurred tax expense instead of tax benefit on the loss in 1996 due principally to the lack of a tax benefit related to the write-off of in-process research and development costs, described above.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Net Sales. Net sales increased 9.7% to $65.7 million in 1996 from $59.9 million in 1995. In the core businesses of sinus and rhinology, head and neck and otology, sales increased 19.6% in 1996 over 1995, which resulted in these product lines representing 79.5% of the Company's revenue in 1996 as compared to 72.9% in 1995. The increase in sales was principally the result of several new products introduced late in 1995 and in 1996 including the Company's Wizard and Wizard Plus(R) powered tissue-removal systems, the BOSS line of ENT hand instruments, the Activent anti-microbial vent tube line, an otology implant line acquired in the third quarter of 1995 and a line of facial implant products. In addition, several existing product lines showed strong sales growth over the prior period including the Merocel fluid-control products and nerve monitoring systems. The increase in Merocel products sales was due partly to price increases resulting from moving the distribution of these products, effective on January 1, 1996, from an independent dealer network to the Company's U.S. direct sales force. Sales in this line would have been approximately $1.2 million lower in 1996 without this distribution channel change. Sales were adversely affected, however, by a change in the distribution system for the Company's ophthalmic product line. On January 1, 1996, the Company commenced distribution of its ophthalmic line through an independent dealer network, with the Company selling to dealers at wholesale prices. During 1995, these products were distributed through the Company's direct sales force at retail pricing. This change was made to better focus the direct sales force on the ENT market. Although unit volume in the ophthalmic business grew approximately 7% during the year, net sales decreased approximately $2.1 million in 1996 as a result of the price differential from changing the distribution channel. Associated ophthalmic operating expenses also declined. Sales also increased in several other product lines due to increased penetration of international markets through recently established direct sales sites. International sales increased 19.3% during the period and represented 32.0% of the Company's revenue in 1996 compared to 29.4% in 1995.

  Cost of Sales and Gross Profit. Cost of sales increased 11.9% to $25.9 million in 1996 from $23.2 million in 1995. As a percent of sales, cost of sales increased to 39.5% in 1996 from 38.7% in 1995. In accounting for the Xomed Acquisition, the Company effected the Inventory Valuation Adjustment in which a portion of the excess cost of the acquisition over book value of the net assets acquired was allocated to inventory. This allocation resulted in an increase in inventory value of $5.3 million, of which $4.8 million was allocated to the inventory of continuing operations. The inventory valued on this basis was charged to cost of sales on a FIFO basis as it was sold, increasing cost of sales in 1995 by $0.9 million. No such adjustment affected 1996. Without this charge, cost of sales would have increased 16.5% to $25.9 million in 1996 from $22.3 million in the prior comparable period, and cost of sales as a percent of sales would have increased to 39.5% in 1996 from 37.2% in the prior comparable period. This increase was primarily due to the change in the distribution method described above for the ophthalmic line, which resulted in lower average selling prices. This increase was partially offset by the change in the distribution of the Merocel product line, which resulted in a higher average selling price. Gross profit as a percent of sales decreased to 60.5% in 1996 from 61.3% in 1995. Without the effects of the Inventory Valuation Adjustment discussed above, gross profit as a percent of sales would have decreased to 60.5% in 1996 from 62.8% in the prior comparable period for the reasons discussed above.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 1.0% to $26.8 million in 1996 from $27.1 million in 1995. This decrease was primarily due to cost savings realized as a result of the previously discussed restructuring actions. See "--Overview." These savings were partially offset by commissions on a larger sales base, an increase in the average commission rate, the operating expenses of a new direct sales subsidiary in Germany, which began operations in the first quarter of 1996, and promotional expenses related to the Company's line of sinus endoscopy systems. As a percent of sales, selling, general and administrative expenses decreased to 40.8% in 1996 from 45.2% in 1995.

  Research and Development. Research and development expenses increased 52.1% to $3.7 million in 1996 from $2.4 million in 1995 and increased as a percent of sales to 5.6% from 4.0% during the prior comparable period. This increase is primarily the result of project expenses related to the development of the new XPS powered tissue-removal system and the Powerforma drill system. Although it has in the past relied in part on strategic acquisitions and licensing of third-party technology to develop its broad line of ENT products, the

Company believes it has a strong base of proprietary engineering, manufacturing and bio-material capabilities upon which to build its future research and development efforts.

  Amortization. Amortization expense in 1996 and 1995 related principally to approximately $49.9 million of goodwill related to continuing operations generated from the Xomed Acquisition in April 1994, which is being amortized over 25 years.

  Write-off of Acquired Research and Development. The TreBay acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price of approximately $6.6 million was allocated to the individual TreBay assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition. The transaction resulted in cost in excess of net assets acquired of approximately $4.4 million, of which $2.4 million was allocated to in-process research and development and charged to expense in the second quarter of 1996.

  Restructuring Charges. As noted previously under "--Overview," the Company initiated cost savings programs and recorded a restructuring charge of approximately $3.1 million during the second quarter of 1996 primarily to reflect the cost of the severance payments to terminated employees.

  Interest and Other. Interest expense decreased to $2.4 million in 1996 from $3.1 million in 1995. Interest expense related principally to the Company's secured term loan (the "Term Loan") borrowings, which were repaid in October 1996 from the net proceeds of the Company's initial public offering, and the Company's secured revolving credit facility (the "Revolving Credit Facility") as described below in "--Liquidity and Capital Resources." Other income of $525,000 in 1996 was $411,000 higher than in 1995 related principally to royalty income on a product licensed to a third party.

  Income Taxes. The Company's tax expense of $873,000 on a $294,000 loss for the year ended December 31, 1996 varies from an effective tax rate of approximately 40% due to the lack of tax benefit related to the write-off of in-process research and development costs, described above. Tax expense for the comparable period of 1995 was $1.4 million on income of $1.7 million for an effective tax rate of 80.7%. The tax rate for 1995 was higher than 40% due to losses recorded on a less than 80% owned subsidiary and losses incurred in foreign subsidiaries for which a valuation account was provided on the potential carry forward benefit.

LIQUIDITY AND CAPITAL RESOURCES

  The Company historically has financed its operations (including capital expenditures) through cash flows from operations. Since the Xomed Acquisition in April 1994, which was financed in part by the incurrence of $45.9 million of debt under the Term Loan and the Revolving Credit Facility, all cash flow generated from operations has been applied to repay the outstanding principal on the Term Loan or the Revolving Credit Facility. In October 1996, the Company completed its initial public offering, the net proceeds of which were used to repay the entire Term Loan and the majority of debt outstanding under the Revolving Credit Facility. During 1997, the Company paid the remaining portion of the Revolving Credit Facility and long-term capital lease obligation totaling $3.6 million at December 31, 1996. Consequently, interest expense has been substantially reduced.

  During the three months ended March 28, 1998, the Company generated cash of $2.8 million in operating activities as compared with a use of $80,000 from operating activities in the comparable period of 1997. In the first three months of 1998, cash generated from inventory, accounts receivable and accounts payable was approximately $100,000 compared to a use of $2.1 million within these accounts in the comparable period of 1997. Increases in inventory and accounts receivable due to growth in sales were offset by increases in accounts payable and accrued expenses due to the timing of payments. The Company expects that in the future, the growth in these operating assets will outpace the growth in current liabilities and will create a demand on cash within these accounts.

  Cash used in investing activities was $0.7 million in the first three months of 1998 as compared to cash used in investing activities of $0.3 million in the prior comparable period. Capital expenditures were $659,000 and $448,000 in the first three months of 1998 and 1997, respectively.

  The Company expects to spend approximately $7.0 million in 1998 on capital acquisitions, related principally to its corporate headquarters expansion. The corporate headquarters expansion will enable the Company to consolidate leased warehouse and office space in Jacksonville, and provide additional office and manufacturing space. See "Business--Properties." The Company expects to fund this level of expenditure with cash from operations.

  Cash provided by financing activities was $67,000 in the first three months of 1998 as compared with $444,000 in the comparable period of 1997. These amounts relate principally to the exercise of stock options.

  For the year ended December 31, 1997, the Company generated cash of $6.4 million from operating activities as compared with $4.8 million cash generated in the prior year. In 1997, the Company had a net use of cash of approximately $6.6 million within inventory, accounts receivable and accounts payable as compared to a net use of cash within these components of operations (after excluding a $1.7 million non-recurring account receivable from one customer) of approximately $3.0 million in 1996. Accounts payable and accrued expenses comprised a significant amount of this use of cash during 1997, due to a $900,000 decrease from December 31, 1996, related principally to payments of amounts related to the Company's initial public offering. The balance of the use of cash within these working capital accounts stems from the Company's growth in sales and related increase in accounts receivable and inventories. In addition, payments related to the $3.1 million restructuring charge recorded during the second quarter of 1996 lowered cash flow from operations in 1997 by $1.2 million, which was offset by a reduction of deferred tax assets.

  Cash used in investing activities was $2.3 million in 1997 as compared to cash used of $2.1 million (after eliminating the effects of cash acquired in a business combination) in the prior year. Capital expenditures were $2.4 million in 1997 and 1996. Included in capital expenditures for 1997 was a significant upgrade of the Company's computer system totaling approximately $400,000. This purchase did not produce an increase over 1996 purchases due to the purchase of capital assets in 1996 for the start-up of the Company's subsidiary in Germany.

  Cash used in financing activities was $3.0 million in 1997 as compared with $4.5 million in 1996. The Company received cash from the exercise of stock options of $655,000 in 1997 and reduced its long-term debt during 1997 by approximately $3.6 million. In the first nine months of 1996, the Company made payments under the then outstanding Term Loan and its capital lease obligation of $4.1 million, and borrowed a net $1.4 million from its line of credit. In the fourth quarter of 1996, the Company completed its initial public offering and repaid the Term Loan and the majority of the debt outstanding under the Revolving Credit Facility.

  In the fourth quarter of 1997, the Company began hedging its intercompany foreign currency receivables. See Notes to Consolidated Financial Statements--
Note 6.

  In May 1997, the Company amended and restated the Revolving Credit Facility to provide that the Company may borrow up to $25.0 million for working capital needs and potential acquisitions. See Notes to Consolidated Financial Statements--Note 8.

  Based on the Company's ability to generate cash flow from operations and with the availability of borrowing under its Revolving Credit Facility, the Company believes that it will be able to finance its working capital and expansion needs for the next 24 months.

YEAR 2000 ISSUE

  The Company has assessed and continues to assess the impact of the Year 2000 issue on its operations, including the development and implementation of project plans and cost estimates required to make its information systems infrastructure Year 2000 compliant. The Company's focus on this issue is to ensure there is no adverse effect on business operations and that transactions with customers, suppliers, and financial institutions are fully supported. Additionally, the Company has initiated communications with significant suppliers, customers and other third parties to determine their Year 2000 readiness. Furthermore, the Company has initiated a formal program to advise customers of the Year 2000 issue; however, the Company believes it has no material exposure to contingencies related to the Year 2000 issue for the products it has sold. While the Company has taken these steps, there can be no certainty that the systems and products of other companies on which the Company relies will not have a material adverse effect on the Company's operations. Based on existing information, the Company believes the anticipated spending to become Year 2000 compliant will not have a material adverse effect on the Company's financial condition, cash flows or results of operations.

                                   BUSINESS

OVERVIEW

  Xomed is a leading developer, manufacturer and marketer of a broad line of surgical products for use by ENT specialists. The Company's core ENT products include powered tissue-removal systems and other microendoscopy instruments, implantable devices, nerve monitoring systems and disposable fluid-control products. The Company also offers a line of ophthalmic and other products. For the year ended December 31, 1997, Xomed derived approximately 80% of its revenues from disposable or implantable products. The Company distributes its products worldwide through an 82-person direct sales organization in the U.S. and selected other countries and through a network of over 130 independent distributors. Xomed is the only major manufacturer and marketer of ENT surgical products with a direct U.S. sales force exclusively serving ENT specialists. Approximately 30% of the Company's net sales was derived from international markets for the year ended December 31, 1997. Approximately 29% of the Company's net sales in 1997 in its core ENT product line was derived from products introduced within the last three years. With over 25 years of industry experience, Xomed believes that it has established a long-standing reputation for innovative, high-quality products and is uniquely positioned as the only major surgical products company focused on the ENT market.

  The ENT market is in the midst of a conversion from conventional surgical approaches to less-traumatic approaches that involve the use of advanced surgical tools, such as powered tissue-removal systems and small-diameter surgical endoscopes, thereby minimizing patient trauma and reducing procedure times. Xomed believes that the adoption of these less-traumatic techniques is being driven by several factors, including economic pressures and patient demand. Minimally invasive techniques have the potential to increase the number of ENT procedures that can be performed in lower-cost outpatient or day surgery settings. Patient demand is likely to increase due to the reduced morbidity and improved outcomes of these less invasive ENT procedures. Xomed believes that the conversion in the ENT market to less-traumatic approaches will be similar to recent conversions in the general surgery market to less invasive techniques and in the orthopaedic surgery market to powered instrumentation systems.

INDUSTRY BACKGROUND

  More than an estimated 20,000 ENT specialists, also known as otorhinolaryngologists, currently practice in the U.S., Canada, Western Europe, Japan, Australia, South America and the Middle East (collectively, "worldwide"), with approximately 9,000 of those specialists practicing in the U.S. ENT practitioners specialize in the diagnosis and treatment of diseases and conditions affecting the ear, nose and throat. ENT surgeons are also typically experts in tumor-related diseases of the head and neck. Increasingly, ENT surgeons are expanding their practices to include facial plastic and reconstructive surgery. Of the estimated 9,000 ENT specialists in the U.S., approximately 3,300 currently practice facial plastic and reconstructive surgery.

  Diseases and conditions addressed by ENT specialists affect sizable patient populations. The Company estimates that ENT surgeons performed over three million procedures in the U.S. in 1996. The following chart summarizes common conditions currently treated by ENT surgeons and the Company's estimates of the number of procedures performed in the U.S. in 1996.

                                                                            NUMBER OF
  ENT                                                                     PROCEDURES IN
SUBSPECIALTY  INDICATION/CONDITION          PROCEDURE                     U.S. IN 1996
------------  --------------------          ---------                     -------------
Sinus and     Chronic sinusitis (sinus      Sinus surgeries                   406,000
 rhinology     inflammation)
 (nose)
              Cosmetic reconstruction,      Septoplasty/rhinoplasty           154,000
               trauma or congenital
               defects
Head and      Chronic infection of tonsils  Tonsillectomy/adenoidectomy       736,000
 neck          or adenoids
              Vocal cord polyps or lesions  Surgical removal                   80,000
              Acoustic neuromas or mastoid  Skull-base surgery                135,000
               infection
              Facial cosmetic augmentation  Face lifts/facial                  73,000
                                             sculpting/brow lifts
              Chronic snoring or sleep      Uvulopharyngoplasty                95,000
               disorders
Otology       Acute otitis media (middle    Myringotomy with vent tubes     1,216,000
 (ear)         ear infection)
              Conductive hearing loss       Middle ear reconstruction         155,000
                                             and other middle ear
                                             procedures

MARKET OPPORTUNITY

  ENT procedures currently pose the following challenges:

  (i) in many of these procedures, the target tissue is adjacent to critical anatomy, including the brain, sensory centers and facial motor nerves, limiting the surgeon's maneuverability and requiring very small, precise movements;

  (ii) the anatomy in the region generally contains many blood vessels, leading to significant blood loss during surgery that may obscure the surgeon's vision, as well as increase patient complications, or morbidity;

  (iii) the affected areas are often very small in size and require the surgeon to perform microsurgery through the use of magnifying devices such as small-diameter surgical endoscopes ("microendoscopy"); and

  (iv) the affected areas are often behind significant bony structures, including the skull, the penetration of which can entail significant patient trauma and lengthy procedure times.

  Conventional hand-held surgical instruments typically used during ENT procedures do not provide the surgeon with sufficient power or precision to minimize trauma and blood loss during the procedure and can contribute to unnecessary pain, swelling and scarring following the procedure. In addition, the need to repeatedly remove and reinsert conventional hand-held instrumentation from the surgical site during procedures can increase patient trauma and operating time. The Company believes that the limitations of conventional hand-held surgical instruments create a significant opportunity for the development of instruments designed for specific ENT procedures, including powered tissue-removal instrumentation and visualization products, that will make these procedures easier and faster to perform and less traumatic to the patient.

  The Company believes that the following factors will drive growth in the market for surgical instruments, devices and supplies for ENT surgeons:

  Advancements in Procedure-Specific Instrumentation. The Company believes that the introduction of new tools and instrumentation is enabling ENT surgeons to better address the current challenges of ENT procedures. For example, powered cutting devices adapted for use in particular surgical procedures allow surgeons to cut and extract tissue and penetrate bone with more speed, control and precision than conventional hand-held instruments, thereby minimizing patient trauma and reducing procedure times. The blades for these newly developed powered cutting devices are disposable, and thus sales of these blades represent a significant portion of the market growth of these devices. By providing ENT surgeons with greater access to difficult-to-reach surgical sites and reducing trauma to the patient, new procedure-specific instruments potentially will increase the total number of procedures performed.

  Clinical and Cost Benefits for Patient, Surgeon and Payor. The Company believes that the adoption of less-traumatic ENT procedures is being driven, in part, by economic pressures. Due to the reduced patient morbidity associated with less-traumatic techniques, certain procedures previously performed in hospitals and requiring longer stays can now be performed in lower-cost outpatient or day surgery settings. In addition, powered tissue-removal instrumentation allows for reduced operating times.

  Demand from Significant Patient Populations. Sizable patient populations suffer from conditions which can be treated by ENT surgical procedures. As less-traumatic instrumentation and techniques become available, the portion of these patients who will elect to undergo these procedures is likely to increase. In particular, patient demand for endoscopic sinus surgery as well as facial plastic surgery will, in the Company's view, increase as the pain and morbidity associated with these procedures decrease due to better instrumentation and techniques.

  Ease of Market Conversion. The Company believes that ENT surgeons are readily adopting new devices and instrumentation designed to meet the challenges of specific surgical procedures because of the advantages they offer over conventional instrumentation. The Company further believes that physicians require minimal additional training (usually two to three days) to use these instruments. In addition to its functional advantages, powered instrumentation should, in the Company's view, be attractive to ENT surgeons because it requires only a relatively modest (approximately $10,000) capital investment.

STRATEGY

  Xomed's objective is to enhance its leading position in the ENT market and to enter new markets. The Company's strategy for achieving this objective is to:

  Increase its Penetration of the ENT Market. The Company believes that, as the only major provider of surgical products with a direct sales force exclusively serving the ENT surgeon, it is well positioned to participate in any growth in the ENT surgical market. The Company intends to continue to develop and maintain close relationships with ENT specialists from whom it has gained significant brand recognition and loyalty. The Company believes that it presently sells products to substantially all of the ENT specialists in the U.S. Accordingly, the Company believes that a significant opportunity exists to leverage these relationships with new and existing products and therefore increase penetration of its existing customer base.

  Facilitate ENT Market Conversion to Less-Traumatic Approaches. The ENT market is in the midst of a conversion to less-traumatic approaches that is similar to recent conversions in the general surgery market to less invasive techniques and in the orthopaedic surgery market to powered instrumentation systems. The Company intends to facilitate conversion of high-volume ENT procedures to less-traumatic techniques. The procedures targeted by the Company include sinus surgery, the removal of adenoids, laryngeal procedures, face and brow lifts and facial sculpting. As part of facilitating this conversion, the Company is continuing its collaborative efforts with leading ENT surgeons to create products that allow physicians to re-engineer standard operating procedures to reduce patient trauma and operating time. The Company believes that the continued advance in powered tissue-removal instrumentation systems for use in ENT procedures will play a central role in this conversion and accordingly will continue in its efforts to develop and introduce such powered instrumentation.

  Emphasize Product Innovation through Internal Research and Development. The Company plans to develop new proprietary products and product enhancements primarily through internal research and development efforts. The Company will invest significantly in research and development in an effort to introduce technological advancements in the ENT market.

  Maintain a Broad Line of ENT Products with Particular Emphasis on Disposable and Implantable Products. The Company seeks to maintain a broad product line that addresses all of the surgical needs of ENT specialists. The Company's current product line consists of approximately 4,000 stock keeping units
(SKUs), including equipment, disposable products and implantable devices. The Company places particular emphasis on disposable products and implantable devices, which represented approximately 80% of the Company's sales in 1997. One of the Company's principal goals is to continue to develop additional disposable products for use with its instrumentation systems.

  Expand its Global Distribution Network. The Company believes that significant growth opportunities exist through the expansion of its global distribution network. The Company distributes its products worldwide through an 82-person direct sales force in the U.S. and selected other countries and through a network of over 130 independent distributors. The Company's core ENT products are sold in the U.S. only on a direct sales basis. Approximately 30% of its net sales in 1997 was made outside the U.S. through direct operations in the United Kingdom, Canada, France, Germany and Australia, as well as through over 100 independent international distributors, many of whom distribute the Company's products exclusively.

  Leverage its Core Competencies to Enter New Markets. The Company intends to enter new medical and surgical products markets through acquisition and new product development. The Company believes that it can leverage its core competencies, including the ability to develop rapidly innovative new products, expertise in commercializing clinical knowledge, relationships with leading physicians and managerial expertise, beyond the ENT market to enter new markets on a selective basis. Potential areas for new market entry and expansion include orthopaedics, plastic and reconstructive surgery and ophthalmology.

MAJOR ENT SUBSPECIALTIES

  The three major ENT subspecialties within the ENT market are sinus and rhinology, head and neck and otology. The following table sets forth the Company's estimate of sales in the overall U.S. ENT market in 1996 for surgical instruments and related products used in procedures within each of these subspecialties:

                                                             1996 U.S. SALES OF
                                                              SURGICAL PRODUCTS
ENT SUBSPECIALTY                                            USED IN SUBSPECIALTY
----------------                                            --------------------
Sinus and rhinology........................................     $65 million
Head and neck..............................................     $81 million
Otology....................................................     $33 million

 SINUS AND RHINOLOGY

  The majority of surgical procedures within the sinus and rhinology subspecialty addresses disease and inflammation of the sinuses, due to enlarged tissue, deviated septum, infection, trauma or allergies.

  Endoscopic Sinus Surgery. Large numbers of the U.S. population suffer from chronic sinusitis. Although sinus medications provide temporary relief from symptoms, they may not resolve the underlying cause of the disease or inflammation and surgery is frequently required. ENT specialists utilize several methods of treatment, including medication and surgical intervention, to provide patients with symptomatic relief of sinus disease. In traditional sinus surgical procedures, surgeons remove the affected tissue or obstruction, such as a polyp, through the use of forceps. However, with traditional surgical instruments, ENT surgeons may have limited ability to visualize and gain access to the deeper sinus cavities through the natural sinus passageways and may also experience significant difficulty gaining the control needed to remove the tissue effectively. These limitations can result in uneven cutting and tearing, which in turn cause trauma to the surrounding tissue. In some cases, bony structures and tissue obstruct the nasal passageway, further complicating the procedure.

  Although a less-traumatic method for performing sinus surgery with powered tissue-removal instrumentation was introduced in 1993, much of the instrumentation used at the time was originally designed for arthroscopic procedures (less invasive knee surgery). Since this instrumentation was not designed specifically for sinus surgery, its use for these procedures was cumbersome and prone to clogging. Overall operating time of procedures performed with this method can be reduced by approximately 25% from that of traditional surgical methods due to the greater ease of accessing structures, the improved visualization at the site and the quicker removal of tissue with powered instrumentation.

  Rhinoplasty and Septoplasty. Rhinoplasty involves the surgical reconstruction of the nose to treat bone defects or trauma or to improve the appearance of the nose cosmetically. ENT surgeons generally use either a bone shaver or a rasp to shape or reduce the targeted area or a chisel to cut the bone. The use of a shaver or rasp results in significant post-operative swelling and the use of a chisel carries with it a significant risk of error. Septoplasty, the surgical correction of a defect, disease or trauma to the septum, is often done in conjunction with sinus surgery or rhinoplasty.

 HEAD AND NECK

  The head and neck subspecialty encompasses a wide range of procedures, including laryngeal (throat) surgery, skull-base surgery, facial tumor removal and facial plastic surgery.

  Laryngeal Surgery. Throat-based procedures include the removal of the tonsils (tonsillectomy) and adenoids (adenoidectomy), the removal of lesions, polyps and tumors on the throat or vocal cords and the surgical reduction of the uvula (the flap of tissue at the back of the throat and the soft palate).

  Tonsillectomies and adenoidectomies are performed to treat chronic inflammation and soreness. In traditional tonsillectomies, surgeons use either forceps or snares to grasp and pull the tonsils out, or alternatively they cut away the tonsils with an electrocautery device. The use of these instruments can cause swelling, pain and post-operative bleeding. For adenoidectomies, surgeons traditionally utilize a curette, a small hand instrument, to scrape out the inflamed tissue. Due to the limited precision of a curette in removing this tissue, adenoidectomies involve many of the same problems experienced in tonsillectomies.

  Lesions, polyps or tumors on the throat or vocal cords are presently removed using either hand instrumentation, an electrocautery device or a laser. The use of hand instrumentation, electrocautery devices or lasers may result in damage to the surrounding tissue. In addition, lasers and electrocautery devices can destroy the affected tissue and thus prevent the subsequent pathological testing of a tissue sample.

  Uvulopharyngoplasty is a procedure for surgical reduction of the uvula and the soft palate in the throat to reduce snoring and breathing interruptions (sleep apnea). The use of electocautery devices or lasers to perform this procedure is associated with swelling and pain.

  Skull-base Surgery. Skull-base surgery includes those procedures in which the affected anatomy, generally a tumor, is located within or near the skull. A common skull-base procedure is the removal of an acoustic neuroma, a benign tumor located on the cranial nerve adjacent to the inner ear. The symptoms of this condition include hearing loss, ringing in the ears, loss of balance, pain and headaches. Surgical removal is the only treatment alternative for persons with an acoustic neuroma; however, the traditional procedure involves drilling through the dense bone behind the ear to access the nerve, a procedure that generally takes between six to eight hours to perform and frequently results in a residual hearing loss.

  Facial Tumor Removal. ENT surgeons perform numerous procedures in order to remove facial tumors from the head and neck area. Surgical resections in this area are particularly critical procedures to perform because of the numerous motor nerve branches within the surgical area. Due to the potential complications from severing a nerve, the identification and monitoring of nerves during most facial tumor procedures are becoming a standard of care. These surgeries frequently require laser incisions in cosmetically important areas and post-operative cosmetic and functional defects are common.

  Facial Plastic Surgery. Approximately one-third of ENT surgeons in the U.S. currently perform facial plastic procedures. The number of elective procedures for cosmetic purposes is likely to increase in conjunction with the general aging demographic trend of the U.S. The procedures covered in this area include: placement of facial implants to correct defects or augment features in the face; correction and smoothing of wrinkles; facial lifts, which involve stretching the muscles and skin of the face; and facial sculpting, which involves the removal of fat around the neck.

  Other common facial plastic surgical procedures include face and brow lifts. During these procedures, the surgeon peels the skin at the hairline, pulls the facial muscles and skin taut and then stitches the long incision made at the hairline. In addition to the post-operative swelling and bruising from the procedure, the patient is left with a relatively large scar at the hairline from the long incision needed to access the entire facial region. During facial sculpting, the surgeon removes fat away from the neck area using a suction cannula, a device which evacuates fat from the facial tissue. As a result of the aggressive way in which the suction cannula evacuates the fat from the neck area, the patient experiences significant swelling and bruising following the surgical procedure.

 OTOLOGY

  Common otology procedures include myringotomies (which generally involve the insertion of ventilation tubes in the middle ear) and stapedectomies (the replacement of middle ear bones with middle ear prosthetic implants).

  Ventilation tubes are used to treat chronic middle ear infection. Their placement is one of the most common surgical procedures performed in children, with over one million of these procedures performed in 1996 in the U.S. Conductive hearing loss is caused by damage to the ossicular bone chain in the middle ear from disease, trauma or aging. The replacement of diseased bones of the middle ear with specially designed implants is the preferred method to restore hearing to these patients, and nearly 60,000 reconstructive middle ear procedures are performed in the U.S. each year. Re-engineering in the design and material of the prostheses has, in recent years, improved surgeon technique and patient hearing outcomes.

PRODUCTS

  The Company designs, develops, manufactures, and markets surgical instruments and related disposables and accessories for use by ENT surgeons. The Company believes its broad product lines focused on ENT procedures allow it to be a complete provider to its ENT customer base. The Company also designs, develops and manufactures surgical products for use during ophthalmic and orthopaedic procedures. Set forth below is a description of the Company's products by related subspecialty:

 SINUS AND RHINOLOGY

  Approximately 28%, 34% and 37% of the Company's net sales in 1995, 1996 and 1997, respectively, were derived from a broad line of powered tissue-removal instrumentation systems, visualization products, fluid-control products and hand instruments designed for microendoscopic sinus surgery. The Company has devoted a significant portion of its investment in research and development to the development of procedure-specific products to capitalize on and facilitate the conversion to microendoscopic sinus surgery.

  Powered Tissue-Removal Instrumentation Systems. To date, the most significant product innovation facilitating the conversion of sinus procedures to less-traumatic techniques has come from the introduction of powered instrumentation designed for ENT procedures. In 1995, the Company introduced the first powered micro resector product designed exclusively for use in ENT procedures. These products cut soft tissue and bone through a unique oscillating blade design powered by a small, lightweight, surgical handpiece. In the first quarter of 1997, the Company introduced its XPS powered tissue-removal system and in the fourth quarter of 1997 introduced the enhanced XPS 2000 StraightShot(R) system. This new ENT specific system, which employs straight and curved disposable blades and burs, offers the ENT surgeon significantly increased power with limited blade clogging. The XPS system accounted for 54% of Xomed's domestic core business sales growth in 1997 and the Company had over 800 units in place worldwide at the end of 1997. On average, each unit in the U.S. currently generates approximately $10,000 in annual blade revenues.

  Visualization Products. The Company produces and distributes a competitive line of visualization endoscopic equipment designed for use in less-traumatic sinus, head and neck and otology surgery. These products include the Sharpsite rigid endoscopes and EndoScrub(R) endoscope lens cleaning system. The EndoScrub(R) endoscope lens cleaning system, which was introduced in 1992 and is exclusive to the Company, allows the ENT surgeon to clean a scope lens during surgical procedures without the need to remove and reposition the scope repeatedly.

  Merocel Fluid-Control Products. The Company maintains a strong franchise with its proprietary disposable fluid-control products (surgical sponges), developed with proprietary polymer technology to control blood loss and simultaneously minimize adhesions at the surgical site. Under its Merocel brand name, the Company markets its fluid-control products in a broad array of sizes and shapes, designed primarily for use in sinus and rhinology procedures.

  Hand Instrumentation. In February 1996, the Company became the exclusive distributor for BOSS Instruments, Ltd. in the U.S. ENT market, and as a result now provides a complete line of sinus surgery hand instrumentation. Over 400 patterns have been developed to provide surgeons with an ergonomic design and performance that afford surgeons precision during surgical procedures. In October 1997, the Company became the exclusive distributor of articulating instruments and micro resector blades for the ENT market and all areas of the orthopaedic market except spine.

  Rhinology Products. The Company's products for use during surgical repair of the nose include internal and external nasal splints, nasal catheters, airway and irrigation catheters and powered sinus burs.

 HEAD AND NECK

  Approximately 24%, 25% and 23% of the Company's net sales in 1995, 1996 and 1997, respectively, were derived from products and devices related to the head and neck anatomy. The Company has a strong brand franchise in this product subspecialty with its nerve monitoring systems, powered systems and facial plastic implant products. Head and neck surgical techniques are being developed which use the more precise tissue removal of powered instrumentation systems, similar to those being used in sinus surgery, to lessen trauma and bleeding. The Company believes there is significant opportunity to capitalize on and facilitate the conversion of this subspecialty to these new techniques.

  Powered Tissue-Removal Instrumentation Systems. In mid-1997, the Company introduced several procedure specific blades to address perceived market opportunities for the conversion of certain head and neck procedures to powered instrumentation, thereby further leveraging the Company's installed base of XPS StraightShot systems. Specifically, the Company has introduced cutter blades for use in facial sculpting procedures where facial fatty tissue is removed for cosmetic and other reasons; adenoidectomy blades for more complete and less-traumatic removal of adenoids; and laryngeal blades for the removal of polyps, lesions and tumors located on the vocal cords. The Company believes that the market opportunity for conversion of these procedures to powered technology is at least as significant as the powered sinus conversion opportunity.

  Powered Drill Systems. Head and neck surgery requires precision, high-powered drilling to access tumors or tissue behind bone structures. The Company manufactures and markets a line of electric and air powered drilling systems for such procedures, including the Powerforma electric drill system introduced in the fourth quarter of 1996, which consists of a power console, surgical handpiece and disposable and reusable cutting burrs.

This new system provides the ENT surgeon with significantly increased cutting speed and precision that will reduce the time necessary to complete these head and neck surgical procedures.

  Nerve Monitoring Systems. The Company's NIM-2(R) XL nerve monitor products, which were first introduced in February 1995, identify and monitor crucial motor nerve branches during various head and neck procedures. The identification of nerves during many head and neck procedures is becoming a standard of care because the inadvertent cutting of any branches of these nerves could result in facial paralysis. The NIM-2(R) XL provides surgeons with visual and audio indicators through a system which includes a battery-powered electromyographic (EMG) monitor, disposable electrodes and nerve stimulators.

  Facial Plastics Products. Increasingly, ENT surgeons are performing more facial plastic procedures, including face and brow lifts, facial sculpting and cosmetic facial implants. The Company provides a broad array of products and devices for the facial plastic market. The Company is a worldwide distributor for Implantech Associates, Inc. in the ENT market, and thereby provides a broad line of facial plastic implants, including implants to augment the chin, nose and cheek.

  Hand Instrumentation. As the exclusive distributor for BOSS Instruments, Ltd. in the U.S. ENT market, the Company provides a broad line of hand instrumentation for facial plastic surgery. These products are designed to increase surgeon precision and reduce patient swelling and recovery time.

  Specialty Products. The Company's Laser-Shield II(R) is a laser resistant endotracheal tube used in throat-related surgery performed with lasers. The Company believes that the Laser-Shield II(R) is safer and more reliable than current alternatives.

 OTOLOGY

  Approximately 21%, 21% and 19% of the Company's net sales in 1995, 1996 and 1997, respectively, were derived from otology products. The Company possesses a strong franchise and significant market share in this segment of the ENT market. The Company's otology products include ventilation tubes, middle ear implants and instrumentation used to repair conductive hearing loss and correct other problems associated with the ear. The Company believes that the conversion of ENT procedures to less-traumatic techniques is more likely to have a significant effect on the sinus and rhinology and head and neck subspecialties than on the otology subspecialty.

  Ventilation Tubes. Vent tubes are small tubes surgically implanted into the eardrum to provide ventilation to the middle ear. Vent tubes are primarily used in younger children with severe middle ear infection. The Company markets a full line of vent tubes, including its proprietary Activent anti-microbial tube.

  Middle Ear Implants. The Company develops and markets middle ear prostheses used to reconstruct any or all of the three bones of the middle ear, primarily in cases of otosclerosis and chronic middle ear infection. These permanent implants are made of stainless steel, porous polyethylene, hydroxyapatite and other biocompatible materials.

  Microsurgical Instruments. The Company sells a broad line of microsurgical hand-held instruments such as otoscopes, vent tube inserters, disposable blades, proprietary suction irrigators and specialized instruments to insert and implant middle ear prostheses.

  Specialty Products. The Company's specialty otology products include absorbent dressings, ear plugs, ear protectors, disposable kits for ear surgery and other disposable surgical instruments. The Company also produces and markets the Skeeter(R) otologic drill system, which is designed for middle ear procedures.

 OPHTHALMIC AND OTHER

  Approximately 27% of the Company's net sales in 1995 and 21% of its net sales in 1996 and 1997 were derived from ophthalmic and other products, with substantially all of such sales from ophthalmic products. The

Company develops and manufactures instruments and disposable products for use during various ophthalmic procedures. The Company markets these products under the Solan trademark through distributors specializing in the ophthalmic products market. These instruments include forceps, needle holders, hooks, probes and scissors. The Company's disposable products relating to ophthalmic surgery and procedures are micro knives, cannulae, trephines, blades, sponges, cauteries, penlights and other miscellaneous products and kits. The Company's Solan division has a management team dedicated to managing the marketing of its ophthalmic products. In connection with its acquisition of TreBay in April 1996, the Company acquired certain devices and disposable products for use during orthopaedic surgery which the Company markets through distributors under the TreBay name. The sales of orthopaedic products totaled 0% and 9% of the ophthalmic and other category for 1996 and 1997, respectively.

SALES AND MARKETING

  The Company has an established worldwide distribution system with an ENT-focused, 82-person direct sales force, over 130 distributor alliances and independent distributors for select product specialties and geographic markets.

  The Company sells to substantially all of the approximately 9,000 ENT specialists in the U.S. through its direct sales force. The Company is the only major manufacturer and marketer of ENT surgical products with a direct sales force exclusively serving ENT specialists. The Company's 56-person U.S. sales force focuses its efforts on developing and maintaining business relationships with ENT specialists and those surgeons at leading academic institutions who are considered to be influential in the ENT field. The ability of the Company to build and maintain these relationships within the medical community provides a powerful base for the distribution network and what the Company believes to be a significant competitive advantage, especially in the area of product development. The Company's direct U.S. sales representatives are compensated exclusively through sales commissions. The Company's thirteen marketing personnel specialize according to subspecialty within the ENT market as well as by category of product.

  In the international market, the Company sells its products through a 26-person direct sales force and through over 100 distributors. The Company maintains a direct sales presence in Canada, the United Kingdom, France, Australia and Germany. The Company sells its products to other countries in Europe, Asia Pacific, Africa, Central and South America using distribution partners. The Company believes it has experienced significant international sales gains as a result of creating in certain markets a dedicated sales force focused exclusively on selling its products.

  The Company has an exclusive arrangement with the International Center for Otologic Training (ICOT), an organization affiliated with the Georgia Ear Institute in Savannah, Georgia. The charter of ICOT is to train internationally based ENT surgeons, many from developing countries, in new and advanced ENT surgical techniques. The Company provides financial support and equipment to ICOT in connection with the training of these surgeons. As a result of this relationship with the Company, the Company believes that these physicians and their affiliated hospitals will be more inclined to purchase the Company's products upon returning to their respective countries.

  The Company utilizes specialty distributors to market its non-ENT products in the U.S. The Company's Solan ophthalmic products are marketed in the U.S. through a network of dealers specializing in ophthalmic product sales. Outside of the U.S., the Solan ophthalmic product line is typically marketed through the same direct and independent distributor system as the Company's ENT product lines. The TreBay brand of orthopaedic hip revision instruments is marketed in the U.S. through an exclusive arrangement with a major orthopaedic company.

  The Company seeks to maintain inventory levels that provide its customers with a high standard of service. In addition, the Company may build inventories in advance of new product launches to support sales as well as to provide its sales force with product samples. The Company generally allows its customers to return products for any reason within 45 days of shipment.

PRODUCT DEVELOPMENT

  In each of the last four years, new products have accounted for an increasing percentage of the Company's total sales. In 1995, 1996 and 1997, products introduced within the last three years of the relevant fiscal year represented approximately 14%, 23%, and 29% of the Company's core ENT sales, respectively. The Company believes that it has a strong base of proprietary engineering, manufacturing and biomaterials capabilities. The Company also believes it has expertise in the core research and development areas relevant to the production of new ENT surgical products. Primarily through internal research and development efforts, the Company plans to continue to develop new proprietary products, often in collaboration with leading ENT surgeons, that allow surgeons to perform their procedures in a less-traumatic manner with more precision, less surgical time and greater simplicity. The Company believes that the strong network it has built through its marketing focus on ENT specialists gives it a competitive advantage. The Company also may evaluate strategic acquisitions and licensing of third-party technology to further expand and enhance its product line.

  The Company has entered into royalty agreements or, in certain cases, consulting agreements, with more than 30 ENT specialists as part of its product development activities. The royalty agreements generally provide that the specialist is entitled to a percentage of the revenues generated from the Company's sales of products developed by the Company in collaboration with the specialist. In addition, the royalty agreements generally provide that all products developed in collaboration between the specialist and the Company will be the exclusive property of the Company, subject to the specialist's right to receive royalties. The Company is not obligated to make material payments under any of the royalty or consulting agreements.

  The Company employs mechanical, electrical, materials and polymer engineers to develop the various products offered or contemplated by the Company. The Company's research and development department has a broad range of electro-mechanical skills to address its variety of hand instruments, implants, electrical powered systems, polymer products and disposable products. Currently, the Company's research and development department consists of 13 engineers experienced in various technical specialties relevant to the Company's core products.

  The research and development engineers work closely with leading surgeons in assessing new surgical procedures for opportunities to develop products that will complement current products and new "state of the art" devices that fit within the overall Company's business strategy. During 1995, 1996 and 1997, the Company spent $2.4 million, $3.7 million, and $4.1 million, respectively, in connection with research and development activities. The Company expects to spend approximately $4.8 million in 1998 for research and development.

  The Company also is pursuing research and development projects that target markets outside of ENT. The Company currently has active projects to develop products for the plastic and reconstructive surgery market, the arthroscopy market and the spinal surgery market.

SUPPLIERS

  Although most of the purchased components utilized by the Company in manufacturing are available from more than one vendor, certain materials, including TPE-based materials and certain fluoropolymers used in its ventilation tubes, are only supplied by a single vendor. Daikin America, Inc. supplies the Company with the TPE-based materials and is not obligated to supply the materials to the Company for any fixed period of time. Although it is not presently the case, if the supply of materials from such a single source vendor were interrupted in the future, replacement or alternative sources may not be readily obtainable due to the regulatory requirements that the Company certify as to the quality and suitability of the new or alternate material. In addition, a new or supplemental filing with the FDA would be required to be approved prior to the Company's marketing a product containing new material. This approval process may take a substantial period of time and there is no assurance that the Company would be able to identify, certify or obtain the necessary regulatory approval for the new material to be used in the Company's products. In addition, certain suppliers could terminate or limit the sales of certain materials to the Company for use in medical devices in an attempt to limit their potential exposure to product liability claims.

COMPETITION

  The markets served by the Company are highly competitive. The Company believes that the primary competitive factors affecting its business are the reliability, cost-effectiveness, ease of use, safety and effectiveness of its products and surgeon and purchaser familiarity with its instrumentation. For certain of the Company's potential products, an important factor in competition may be the timing of market introduction of its or its competitors' products. Accordingly, the relative speed with which the Company can develop products, complete approval or clearance processes and supply commercial quantities of the products to the market are also important competitive factors. The Company believes that its ability to compete successfully in the ENT markets will depend on its ability to maintain market share of its core product base and to facilitate the conversion of traditional surgical procedures to microendoscopy surgical techniques using innovative technology developed by the Company. See "Risk Factors--Possible Adverse Effects of Significant Competition."

  The Company competes with Smith & Nephew ENT (a division of Smith & Nephew plc formerly known as Richards Medical Company) in substantially all of the Company's ENT product lines. Stryker Corporation, Smith & Nephew Endoscopy (a division of Smith & Nephew plc) and Linvatec Corporation (a division of Conmed Corporation) offer endoscopic equipment and sinus power systems that compete with those of the Company. A number of other medical products companies offer products which compete directly with certain products or product lines marketed by the Company. Many of the Company's competitors and potential competitors have substantially greater capital resources than the Company. Some of the Company's competitors may have long term or preferential supply arrangements with hospitals. Such arrangements may act as a barrier to market entry by the Company.

GOVERNMENT REGULATION

  FDA. The Company's products, product development activities, promotional and marketing activities and manufacturing processes are subject to extensive and rigorous regulation by the FDA and comparable agencies in foreign countries. In the U.S., the FDA regulates the interstate commerce of medical devices as well as manufacturing, labeling, promotion and recordkeeping procedures for such devices. For purposes of these regulations, the Company's products are generally treated as medical "devices." In order for the Company to market its products in the U.S., the Company must obtain marketing clearance from the FDA through what is known as a 510(k) pre-market notification or obtain approval through a more detailed application process resulting in what is known as PMA. The process of obtaining marketing clearance for new medical devices from the FDA can be costly and time-consuming. There can be no assurance that such clearance will be granted for the Company's products that are under development or future products on a timely basis, if at all, or that FDA review will not involve delays that will adversely affect the Company's ability to commercialize additional products or expand permitted uses of existing products.

  A manufacturer may seek FDA clearance to distribute a new medical device by filing a 510(k) pre-market notification. A 510(k) pre-market notification requires the manufacturer of a medical device to establish that the device is "substantially equivalent" to medical devices legally marketed in the U.S. The 510(k) pre-market notification must be accompanied by appropriate information or data establishing the claim of substantial equivalence, which, depending on the type of product, may require animal or human clinical data. If this substantial equivalence is established to the satisfaction of the FDA, the manufacturer will receive FDA clearance for marketing of the medical device. If the manufacturer cannot establish substantial equivalence or if the FDA determines that a device requires a more rigorous review, the FDA will require that the manufacturer submit a PMA application prior to obtaining approval to market the device in the U.S. The PMA process requires laboratory and animal studies, the submission to the FDA of a request for permission to clinically evaluate the medical device in humans under an Investigational Device Exemption ("IDE"), the conduct of human studies meeting the requirements of the institutional review board of the study institution, the written informed consent of all participating patients, the submission of a PMA application, the review of the human studies by an FDA-selected scientific advisory panel and final review (including manufacturing facilities review) and approval by the FDA. This process is expensive and time-consuming, generally taking more than a year and often substantially longer.

  All of the Company's currently marketed products either have received FDA marketing clearance pursuant to 510(k) pre-market notifications or PMA applications filed by the Company and cleared by the FDA, or are exempt from obtaining marketing clearance by virtue of their status as pre-amendment devices (i.e. devices introduced into interstate commerce prior to May 28, 1976). Although the Company anticipates that, at least in the near term, its products will be evaluated under the 510(k) pre-market notification process, there can be no assurance that the Company's current or future products may not be subjected to the PMA process or that the Company's current or future products in development will receive FDA marketing clearance.

  Even if regulatory clearance to market a device is obtained from the FDA, this clearance may entail limitations on the indicated uses of the device. Marketing clearance can also be withdrawn by the FDA due to the failure to comply with regulatory standards or the occurrence of unforeseen problems following initial clearance. The Company may be required to make further filings with the FDA under certain circumstances such as the addition of new product claims. The Company has made modifications to its cleared products, which the Company believes do not require submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations and not require the Company to submit new 510(k) notices for any of the changes made to its products and/or to stop marketing until new 510(k)s are cleared by the FDA.

  Failure to comply with applicable regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of approvals and criminal prosecution.

  The Company is also required to register with the FDA as a medical device manufacturer. As such, the Company's manufacturing facilities are subject to inspection on a routine basis for compliance with GMP. These regulations require that the Company manufacture its products and maintain its documents in a prescribed manner with respect to manufacturing, testing and quality control activities. As a medical device manufacturer, the Company is further required to comply with FDA requirements regarding the reporting of allegations of death or serious injury associated with the use of its medical devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunctions were to recur. Other FDA requirements govern product labeling and prohibit a manufacturer from marketing an approved device for unapproved applications. If the FDA believes that a manufacturer is not in compliance with the law, it can institute proceedings to detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against the manufacturer, its officers and employees.

  Health Care "Fraud and Abuse." The Company is subject to various federal and state laws pertaining to health care "fraud and abuse," including anti-kickback laws and false claims laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in Federal Health Care Programs, such as Medicare and Medicaid. The Company has never been challenged by a governmental authority under these laws and believes that, based on this history, its operations are in material compliance with such laws. However, because of the broad scope of some of these laws, there can be no assurance that one or more of the Company's practices would not be challenged by governmental authorities under certain of these laws, that the Company would not be required to alter its practices as a result, or that the occurrence of one or more of these events would not result in material adverse effect on the Company's business, financial condition and results of operations.

  The Federal Health Care Programs Anti-Kickback Statute (section 1128B(b) of the Social Security Act) prohibits persons or entities from, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind in return for or to induce (a) the referral of an individual for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program or a state health care program, such as Medicare and Medicaid, or (b) the purchasing, leasing, ordering, or arranging for (or recommending purchasing, leasing, or ordering of) any good, facility, service, or item, for which payment may be made in whole or in part under a Federal Health Care Program or a state health care program. The statute is broad in scope and has been interpreted by federal courts and administrative tribunals to apply if even "one purpose" (as opposed to the primary or sole purpose) of an arrangement is to induce the referral of business. The statute contains certain exceptions, and federal regulations have created certain "safe harbors," which identify specific payment practices that might otherwise fall within the broad language of the statutory prohibition, but that are not considered unlawful remuneration under the statute. Each safe harbor contains a number of requirements that must be met in order for the safe harbor to apply. Payment practices that do not satisfy all of the requirements of an applicable safe harbor do not necessarily violate the Federal Health Care Programs Anti-kickback Statute, although such practices may be subject to scrutiny by enforcement officials. Several states also have anti-kickback laws that vary in scope and may apply regardless of whether a Federal Health Care Program is involved.

  The Company has various financial relationships with customers, including ENT specialists and hospitals, which may implicate federal and state anti-kickback laws. For example, the Company may offer certain customers various types of discounts on the purchase of its products. The Company believes that such discount arrangements are in material compliance with the applicable discounts statutory exception and regulatory safe harbor, however there can be no assurance in this regard. The Company also has entered into royalty and consulting agreements with ENT specialists who may purchase, or recommend the purchase of, the Company's products. Some of these agreements may not satisfy all elements of the federal safe harbor for personal service arrangements, and thus they could be subject to scrutiny and challenge under federal or state anti-kickback laws. A finding that the Company's practices violate these laws, or even a challenge to the Company's practices in these areas, could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company also is subject to federal and state laws prohibiting individuals or entities from knowingly and willfully presenting, or causing to be presented, false reimbursement claims to third-party payors (including Medicare and Medicaid). Although the Company does not submit reimbursement claims to third party payors, it may provide advice to customers on billing and coding for the Company's products. Although the Company endeavors to ensure that any advice provided with respect to billing and coding complies with applicable laws, if such advice leads to the submission of a false claim by a customer, the Company could face liability under one or more of these laws for causing the false claim to be submitted. The Company has never been challenged under any false claims laws with respect to billing and coding advice it has provided to customers, however a finding that its practices violate these laws, or even a challenge to its practices in this area, could have a material adverse effect on its business, financial condition and results of operations.

  Other Legislation. The Company is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

  The Company may become subject to future legislation and regulations concerning the manufacture and marketing of medical devices. This could increase the cost and time necessary to begin marketing new products and could affect the Company in other respects not presently foreseeable. The Company cannot predict the effect of possible future legislation and regulations.

  Sales of medical devices outside the U.S. are subject to foreign regulatory requirements that vary widely from country to country. These laws and regulations range from simple product registration requirements in some countries to complex clearance and production controls in others. As a result, the processes and time periods required to obtain foreign marketing approval may be longer or shorter than that necessary to obtain FDA approval. These differences may affect the efficiency and timeliness of international market introduction of the Company's products, and there can be no assurance that the Company will be able to obtain regulatory approvals or clearances for its products in foreign countries.

  For countries in the EU, in January 1995, CE mark certification procedures became available for medical devices, the successful completion of which would allow certified devices to be placed on the market in all EU countries. In order to obtain the right to affix the CE mark to its products, medical device companies must obtain certification that its processes meet European quality standards, including certification that its design and manufacturing facility complies with ISO 9001 standards. All of the Company's products marketed in the countries comprising the trading members of the EU have been CE marked. After June 1998, medical devices may not be sold in EU countries unless they display the CE mark. The Company successfully obtained certification under the ISO 9001 standards in November 1995. In addition, international sales of medical devices manufactured in the U.S. but not approved by the FDA for distribution in the U.S. are subject to FDA export requirements. Under these requirements, the Company must assure that the product is not in conflict with the laws of the country for which it is intended for export, in addition to complying with the other requirements of Sections 801(e) and/or 802 of the United States Food, Drug and Cosmetic Act.

THIRD-PARTY REIMBURSEMENT

  In the U.S., health care providers that purchase medical devices generally rely on third-party payors, such as Medicare, Medicaid, private health insurance plans and health maintenance organizations, to reimburse all or a portion of the cost of the devices. The Medicare program is funded and administered by the Health Care Financing Administration ("HCFA"), while the Medicaid program is jointly funded by HCFA and the states, which administer the program under general federal oversight. The Company believes its current products and the procedures in which such products are used are generally eligible for coverage under these third-party reimbursement programs. The Company also believes that the products it is developing and the procedures in which such products will be used will be eligible for third-party reimbursement. The competitive position of certain of the Company's products will be partially dependent upon the extent of coverage and adequate reimbursement for such products and for the procedures in which such products are used.

  The federal government and certain state governments are currently considering a number of proposals to reform the Medicare and Medicaid health care reimbursement system. The Company is unable to evaluate what legislation may be drafted and whether or when any such legislation will be enacted and implemented. Certain of the proposals, if adopted, could have an adverse effect on the Company's business, financial condition and results of operations.

  During the past several years, the major third-party payors have substantially revised their reimbursement methodologies in an attempt to contain their health care reimbursement costs. Medicare reimbursement for inpatient hospital services is based on a fixed amount per admission based on the patient's specific diagnosis. As a result, any illness to be treated or procedure to be performed will be reimbursed only at a prescribed rate set by the government that is known in advance to the health care provider. If the treatment costs less, the provider is still reimbursed for the entire fixed amount; if it costs more, the provider cannot bill the patient for the difference. No separate payment is made in most cases for products such as the Company's instrumentation when they are furnished or used in connection with inpatient care. Many private third-party payors and some state Medicaid programs have also adopted similar prospective payment systems.

  Third-party payors have recently increased their emphasis on managed care, which has led to an increased emphasis on cost-effective medical devices by health care providers. In addition, through their purchasing power, these payors often seek discounts, price reductions or other incentives from medical product suppliers.

  The Company intends to seek international reimbursement approvals for its products, although there can be no assurance that such approvals will be obtained in a timely manner or at all. Reimbursement and health care payment systems in international markets vary significantly by country and include both government-sponsored health care and private insurance. To the extent that any of the Company's products are not entitled to reimbursement in any international market, market acceptance of such products in such international market would be adversely affected.

PATENTS, TRADE SECRETS AND PROPRIETARY RIGHTS

  Proprietary protection for the Company's products and know-how is important to the Company's business. Thus, the Company's policy is to prosecute and enforce its patents and proprietary technology. The Company intends to continue to file patent applications to protect technology, inventions and improvements that are considered important to the development of its business. The Company also relies upon trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position.

  As of July 13, 1998, the Company held 57 U.S. patents and 11 foreign patents, and had filed 29 additional U.S. patent applications and 4 patent applications in certain major industrial countries. The Company is also licensed under 9 patents owned by third parties.

  The patent positions of medical device companies, including the Company, are generally uncertain and involve complex legal and factual questions. Consequently, even though the Company currently is pursuing its patent applications with the U.S. Patent and Trademark Office and certain foreign patent authorities, the Company does not know whether any of its remaining applications will result in the issuance of any patents or, if any patents are issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Patent applications in the U.S. are maintained in secrecy until patents issue, and because publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months there may be material patents or publications of which the Company is not aware. Thus, the Company cannot be certain that it was the first creator of inventions claimed by pending patent applications or that it was the first to file patent applications for such inventions.

  The medical device industry is characterized by frequent and substantial intellectual property litigation, particularly with respect to newly developed technology. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict. Any future litigation, regardless of the outcome, is likely to result in substantial expense to the Company and significant diversion of the efforts of the Company's technical and management personnel. An adverse determination in any such proceeding could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from such parties if licenses to such rights could be obtained, and/or require the Company to cease using such technology. There can be no assurance that if such licenses were obtainable, they would be obtainable at costs reasonable to the Company. If forced to cease using such technology, there can be no assurance that the Company would be able to develop or obtain alternate technology. Additionally, if third-party patents containing claims affecting the Company's technology are issued and such claims are determined to be valid, there can be no assurance that the Company would be able to obtain licenses to such patents at costs reasonable to the Company, if at all, or be able to develop or obtain alternative technology. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing, using or selling certain of its products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's practice is to require its employees, consultants, outside collaborators and researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with the Company. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties, subject to a right to publish certain information in the scientific literature in certain circumstances and subject to other specific exceptions. In the case of employees, the agreements provide that all inventions conceived by the individual shall be the exclusive property of the

Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.

PRODUCT LIABILITY AND INSURANCE

  The business of the Company entails the risk of product liability claims and any such claims could have an adverse impact on the Company. The Company has taken and will continue to take what it believes are appropriate precautions, including maintaining general liability and commercial liability insurance policies which include adequate coverage for product liability claims. These policies currently provide $25 million in aggregate coverage. The Company evaluates its insurance requirements on an ongoing basis to enable it to maintain adequate levels of coverage. There can be no assurance that product liability claims will not exceed such insurance coverage limits or that such insurance will be available on commercially reasonable terms or at all. The Company currently is involved in certain legal proceedings involving product liability claims. Based on information presently available to the Company, the Company believes that it has adequate legal defenses or insurance coverage for these actions, and that the ultimate outcome of these actions will not have a material adverse effect on the Company.

ENVIRONMENTAL MATTERS

  The past and present business operations of the Company and the past and present ownership and operations of real property by the Company are subject to extensive and changing federal, state, and local environmental laws and regulations. The Company believes it is in material compliance with all such applicable laws and regulations. The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Compliance with more stringent laws or regulations or stricter interpretations of existing laws may require additional expenditures by the Company, some of which may be material.

PROPERTIES

  The Company owns its 52,000 square-foot corporate headquarters and manufacturing facility and leases a 36,863 square-foot warehouse and distribution facility in Jacksonville, Florida. At its Jacksonville corporate headquarters and manufacturing facility, which has 30,000 square feet dedicated to manufacturing, the Company produces all of the products that it manufactures other than fluid-control products. The Company has numerous manufacturing capabilities at the Jacksonville facility, including: injection molding; insert molding; CNC machining; CAD/CAM; form, fill and seal; ETO sterilization utilizing a Joslyn reclamation system; specialty surgical instrument manufacturing; tool design and manufacturing; design and production of manufacturing equipment; electronics assembly; bar code technology; and automated storage systems. The Company has begun construction of additional office and warehouse space at its corporate headquarters. The construction will take place in three phases with the last phase expected to be completed in 1999. The operations housed in the leased facility will be moved to the newly constructed building.

  The Company also owns a 34,000 square-foot manufacturing facility and a 6,300 square-foot distribution facility in Mystic, Connecticut. The Company's Merocel product line of fluid-control products is manufactured at the Mystic facility.

  Currently, the Company operates two manufacturing shifts at both of its manufacturing facilities and has the ability to increase production levels of its current product line without expanding its facilities. The Company believes that the properties, in conjunction with the planned expansion, are adequate to serve the Company's business operations for the foreseeable future.

EMPLOYEES

  As of June 26, 1998, the Company had 618 full-time employees and 7 temporary employees, including 265 in production, 106 in professional and technical positions, 72 in administration and 182 in sales and marketing. The Company believes that its future success will depend in large part upon the continued service of its senior management personnel, most of whom joined the Company in April 1996, and upon the Company's continuing ability to attract and retain highly qualified managerial, operational, technical and sales and marketing personnel. Competition for highly qualified personnel is intense and there can be no assurance that the Company will be able to retain its key personnel or that it will be able to attract and retain additional qualified personnel in the future. The Company has not experienced any work stoppage and considers its relations with its employees to be satisfactory.

LITIGATION

  The Company is currently involved in certain legal proceedings incidental to the normal conduct of its business. The Company does not believe that any liabilities relating to the legal proceedings to which it is a party are likely to be, individually or in the aggregate, material to its consolidated financial condition or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information with respect to the executive officers and directors of the Company as of July 14, 1998:

            NAME             AGE                    POSITION
            ----             ---                    --------
James T. Treace.............  52 President, Chief Executive Officer and
                                  Chairman of the Board of Directors
F. Barry Bays...............  51 Senior Vice President, Operations and Chief
                                  Operating Officer
Thomas E. Timbie............  40 Vice President, Finance, Chief Financial
                                  Officer and Secretary
John R. Treace..............  53 Vice President, U.S. Sales
R. Glen Coleman.............  43 Vice President, Marketing
Guy K. Williamson...........  43 Vice President, International; President,
                                  Xomed International, Inc.
Fred B. Dinger, III.........  37 Vice President, Research and Development
Dan H. Treace...............  49 Vice President, Regulatory Affairs and
                                  Quality Assurance
Mark J. Fletcher............  42 Vice President; President of Solan Ophthalmic
                                  Products
Gerard J. Bussell...........  49 Vice President, Operations
Richard B. Emmitt (1)(2)....  53 Director
William R. Miller (1).......  70 Director
Rodman W. Moorhead, III.....  54 Director
James E. Thomas (2).........  38 Director
Elizabeth H. Weatherman       38 Director
 (1)(2).....................

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  James T. Treace has been President, Chief Executive Officer and Chairman of the Board of Directors of the Company since April 1996. From 1993 until its acquisition by the Company in April 1996, Mr. Treace served as President, Chairman of the Board of Directors and Chief Executive Officer of TreBay, an ENT and orthopaedic product company founded in 1993 by Mr. Treace and Mr. F. Barry Bays. From 1990 to 1993, Mr. Treace served as President of Linvatec Corporation ("Linvatec"), a minimally invasive orthopaedic medical device company formerly known as Concept, Inc. ("Concept"), which became a wholly owned subsidiary of Bristol-Myers Squibb in 1990. Mr. Treace served as President and Chief Executive Officer of Concept from 1981 until its acquisition by Bristol-Myers Squibb in 1990. Mr. Treace is the brother of John
R. Treace and Dan H. Treace.

  F. Barry Bays has been Senior Vice President, Operations and Chief Operating Officer of the Company since April 1996. From 1993 to April 1996, Mr. Bays served as Vice President and Chief Operating Officer and a Director of TreBay. From 1990 to 1993, Mr. Bays served as Executive Vice President and Chief Operating Officer of Linvatec. From 1981 to 1990, Mr. Bays served as Executive Vice President and Chief Operating Officer of Concept.

  Thomas E. Timbie has been Vice President, Finance and Chief Financial Officer of the Company since April 1996. From 1994 to April 1996, Mr. Timbie served as Vice President and Chief Financial Officer of TreBay. From 1990 to 1994, Mr. Timbie held financial management positions at Linvatec, including Senior Director, Working Capital from 1992 to 1994 and Assistant Controller from 1990 to 1992. From 1987 to 1990, Mr. Timbie served as Director, Financial Accounting and Reporting of Concept.

  John R. Treace has been Vice President, U.S. Sales of the Company since April 1996. From 1995 to April 1996, Mr. Treace served as Vice President, Sales and Marketing of TreBay. From 1966 to 1994, Mr. Treace served in a variety of positions at Richards Medical Company. His positions at Richards Medical Company included Product Manager, Director of Marketing and Sales, Group Vice President of Marketing and Sales and Sales Distributor. Mr. Treace is the brother of James T. Treace and Dan H. Treace.

  R. Glen Coleman has been Vice President, Marketing of the Company since August 1996. From January 1983 to August 1996, Mr. Coleman held several management positions at Linvatec, including Vice President, Global Marketing from June 1996 to July 1996, Vice President, Sales from October 1993 to June 1996, Vice President and General Manager of its Concept Division from May 1991 to October 1993 and Vice President, Research and Development.

  Guy K. Williamson has been Vice President, International of the Company and President, Xomed International, Inc. since July 1996. From January 1988 to June 1996, Mr. Williamson held various positions within the Bristol-Myers Squibb Medical Device Group, including Vice President, Zimmer International from January 1994 to June 1996, General Manager, China and Hong Kong from February 1992 to December 1993, Vice President, Marketing and International Administration, Linvatec from January 1988 to January 1992, and General Manager Canada of Edward Weck Inc., a surgical products manufacturer, from 1980 to 1988.

  Fred B. Dinger, III has been Vice President, Research and Development of the Company since May 1996. From 1992 to 1996, Mr. Dinger held several positions with Linvatec, including Vice President, Research and Development from 1994 to 1996, Director, New Product Development from 1993 to 1994 and Manager, Power Systems Development from 1992 to 1993. From 1984 to 1992, Mr. Dinger was Engineering Section Supervisor at Honeywell Incorporated.

  Dan H. Treace has been Vice President, Regulatory Affairs and Quality Assurance of the Company since May 1996. From 1994 to April 1996, Mr. Treace served as Vice President and Quality Manager of TreBay. From 1989 to 1994, Mr. Treace served as Vice President, Technical Affairs of Xomed-Treace, which was acquired by the Company in 1994. From 1982 to 1989, Mr. Treace was President of Treace Medical, Inc., a microsurgical ENT medical device company that he founded in 1982 and that was acquired by Bristol-Myers Squibb in 1989 and merged with the business of Xomed, Inc. to form Xomed-Treace, Inc. Mr. Treace is the brother of James T. Treace and John R. Treace.

  Mark J. Fletcher has been Vice President of the Company and President of Solan Ophthalmic Products since July 1996. From April 1996 to July 1996, Mr. Fletcher served as Vice President, U.S. Marketing of the Company and from 1994 to April 1996, he served as Vice President, Sales and Marketing of the Company. From 1988 to 1994, Mr. Fletcher held several senior management positions with Stryker Corporation, a medical device company, including Executive Vice President, Sales and Marketing from 1993 to 1994.

  Gerard J. Bussell has been Vice President of Operations of the Company since March 1996 and from 1993 to March 1996 was Director of Manufacturing Operations and Director of Manufacturing of the Company. Prior to joining the Company, Mr. Bussell served in senior management positions from 1979 to 1993 with Allergan, Inc., an ophthalmic products company, including Senior Director, Worldwide Materials, and Managing Director.

  Richard B. Emmitt has served as a Director of the Company since April 1994 and from December 1990 to 1994 was a Director of Merocel, which became a subsidiary of the Company in 1994. Mr. Emmitt has been a Managing Director of The Vertical Group, Inc., an investment firm, since February 1989.

  William R. Miller has served as a Director of the Company since April 1994 and from 1991 to 1994 was a Director of Merocel. In January 1991, Mr. Miller retired as Vice Chairman of the Board of Directors of Bristol-Myers Squibb. From 1985 to January 1991, Mr. Miller was a Director of Bristol-Myers Squibb. Mr. Miller is a Director of Isis Pharmaceuticals, Inc., ImClone Systems, Inc., Transkaryotic Therapies, Inc. and Westvaco Corporation. He is Chairman of the Board of Vion Pharmaceuticals, Inc. and SIBIA Neurosciences, Inc. He is

Vice Chairman of the Board of Trustees of the Cold Spring Harbor Laboratory and is a past Chairman of the Board of the Pharmaceutical Manufacturers Association. Mr. Miller is also a Trustee of the Manhattan School of Music, the Metropolitan Opera Association and the Opera Orchestra of New York, a Member of Oxford University Chancellor's Court of Benefactors, Honorary Fellow of St. Edmund Hall and Chairman of the English-Speaking Union of the United States.

  Rodman W. Moorhead, III has served as a Director of the Company since 1994 and was a director of Merocel from 1990 to 1994. Mr. Moorhead has been employed since 1973 by E.M. Warburg, Pincus & Co., LLC and its predecessor entities ("EMW LLC"), where he currently serves as Senior Managing Director. He is a director of Coventry Corporation, NeXstar Pharmaceuticals, Inc. and Transkaryotic Therapies, and is a trustee of ElderTrust, a healthcare REIT. Mr. Moorhead is a trustee of The Taft School and a member of the Overseers' Committee on University Resources, Harvard College.

  James E. Thomas has served as a Director of the Company since April 1994. Since 1989, he has been with EMW LLC, where he currently serves as a Managing Director. Mr. Thomas is also a Director of Anergen, Inc., Celtrix
Pharmaceuticals, Inc., Menley & James Laboratories, Inc., Oxford
GlycoSciences, plc., Transkaryotic Therapies, Inc. and several privately held companies.

  Elizabeth H. Weatherman has served as a Director of the Company since April 1994 and was a Director of Merocel from December 1990 until 1994. Since 1988, she has been with EMW LLC, where she currently serves as a Managing Director. Ms. Weatherman is also a Director of Uroquest Medical Corporation and several privately held health care companies.

  Each director serves until the expiration of his term and thereafter until his successor is duly elected and qualified. A stockholders agreement among the Company, WP Investors and certain other stockholders provides that WP Investors has the right to designate specified numbers of persons to the Company's Board of Directors so long as WP Investors maintains specified levels of ownership of the outstanding Common Stock. WP Investors currently has the right under the stockholders agreement to designate three persons to be appointed or nominated to the Company's Board of Directors. Following the consummation of this offering, WP Investors will have the right under the stockholders agreement to designate two such persons. Executive officers of the Company are elected annually by the Board of Directors and serve at its discretion or until their successors are duly elected and qualified.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with regard to the beneficial ownership of the Common Stock as of July 10, 1998, and as adjusted to reflect the sale of the shares of Common Stock being offered hereby, by:
(i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) its Chief Executive Officer and certain other executive officers; (iv) all current directors and executive officers of the Company as a group; and (v) each Selling Stockholder. Except as otherwise noted, the named beneficial holder has sole voting and investment power.

                          SHARES BENEFICIALLY                         SHARES BENEFICIALLY
                         OWNED BEFORE OFFERING                        OWNED AFTER OFFERING
                         -----------------------------    NUMBER OF   --------------------
 NAME AND ADDRESSES OF                                     SHARES
   BENEFICIAL HOLDERS    NUMBER(1)         PERCENT(2)   BEING OFFERED NUMBER(1) PERCENT(2)
 ---------------------   -------------     -----------  ------------- --------- ----------
5% Stockholders:
 Warburg, Pincus
  Investors, L.P. (3)...     3,296,393            44.9%    800,000    2,496,393    31.4%
  466 Lexington Avenue
  New York, NY 10017
 Wellington Management
  Company LLP (4).......       717,300             9.8%        --       717,300     9.0%
  75 State Street
  Boston, MA 02109
 Stein Roe & Farnham
  Incorporated (5)......       500,600             6.8%        --       500,600     6.3%
  One South Wacker Drive
  Chicago, IL 60606
 HL Investment Advisors,
  Inc. (6)..............       417,500             5.7%        --       417,500     5.2%
  200 Hopmeadow St.
  Simsbury, CT 06070
Directors and executive
 officers:
 James T. Treace........       195,168(7)          2.6%     55,000      140,168     1.8%
 F. Barry Bays..........       116,134(8)          1.6%     23,500       92,634     1.2%
 R. Glen Coleman........        16,250(9)            *         --        16,250        *
 Thomas E. Timbie.......        31,799(10)           *       6,000       25,799        *
 John R. Treace.........        29,477(11)           *         --        29,477        *
 Guy K. Williamson......        17,250(12)           *         --        17,250        *
 Richard B. Emmitt......       205,054(13)         2.8%        --       205,054     2.6%
 William R. Miller......         6,750(14)           *         --         6,750        *
 Rodman W. Moorhead,
  III...................     3,296,393(15)        44.9%    800,000    2,496,393    31.4%
 James E. Thomas........     3,296,393(15)        44.9%    800,000    2,496,393    31.4%
 Elizabeth H.
  Weatherman............     3,296,393(15)        44.9%    800,000    2,496,393    31.4%
 All current directors
  and executive officers
  as a group (15
  persons) (16).........     3,979,554            52.7%    884,500    3,095,054    37.9%

-------
  *  Less than 1%.
 (1) Except as otherwise indicated, the persons in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the footnotes to this table. Amounts shown for each stockholder include all shares of Common Stock subject to stock options exercisable within 60 days of July 10, 1998. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.
 (2) Based on 7,346,124 shares of Common Stock outstanding as of July 10, 1998 and 7,961,624 shares after this offering.
 (3) The sole general partner of WP Investors is Warburg, Pincus & Co., a New York general partnership ("WP"). EMW LLC, a New York limited liability company, manages WP Investors. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP, as the sole general partner of WP Investors, has a 20% interest in the profits of WP Investors. Messrs. Moorhead and Thomas and Ms. Weatherman are each a director of the Company, a Managing Director and member of EMW LLC and a general partner of WP. As such, Messrs. Moorhead and Thomas and Ms. Weatherman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934 (the "Exchange Act")) in an indeterminate portion of the shares beneficially owned by WP Investors and WP. WP Investors has granted to the Underwriters a 30-day option to purchase up to 112,500 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters' over-allotment option is exercised in full, WP Investors will beneficially own 2,383,893 shares of Common Stock, or 29.5% of the outstanding shares, after this offering.
 (4) As reflected as beneficially owned at December 31, 1997 in a Statement on
     Schedule 13G under the Exchange Act filed with the Securities and Exchange Commission (the "Commission") on February 9, 1998.
 (5) As reflected as beneficially owned at December 31, 1997 in a Statement on
     Schedule 13G under the Exchange Act filed with the Commission on February 11, 1998.
 (6) As reflected as beneficially owned at December 31, 1997 in a Statement on
     Schedule 13G under the Exchange Act filed with the Commission on February 12, 1998.
 (7) Includes 46,167 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days of July 10, 1998. Excludes 111,167 shares of Common Stock which may be acquired pursuant to stock options that are not exercisable within 60 days of July 10, 1998. Mr. Treace has pledged 101,460 shares of Common Stock to WP Investors to secure repayment of a loan used to purchase such shares. As of July 13, 1998, a total balance of $1,277,374 was outstanding under the loan, which bears interest at an annual rate of 7% and matures on April 16, 2001. The net proceeds of the sale of Common Stock by Mr. Treace in this offering will be used to repay the loan.
 (8) Includes 30,167 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days of July 10, 1998. Excludes
     72,667 shares of Common Stock which may be acquired pursuant to stock options that are not exercisable within 60 days of July 10, 1998. Mr.
     Bays has pledged 58,414 shares of Common Stock to WP Investors to secure repayment of a loan used to purchase such shares. As of July 13, 1998, a total balance of $655,775 was outstanding under the loan, which bears interest at an annual rate of 7% and matures on April 16, 2001. The net proceeds of the sale of Common Stock by Mr. Bays in this offering will be used to repay the loan.
 (9) Shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days of July 10, 1998. Excludes 46,250 shares of Common Stock which may be acquired pursuant to stock options that are not exercisable within 60 days of July 10, 1998.
(10) Includes 19,500 shares of Common Stock which may be acquired within 60 days of July 10, 1998. Excludes 35,500 shares of Common Stock which may be acquired pursuant to stock options that are not exercisable within 60 days of July 10, 1998. Mr. Timbie has pledged 12,299 shares of Common Stock to WP Investors to secure repayment of a loan used to purchase such shares. As of July 13, 1998, a total balance of $154,096 was outstanding under the loan, which bears interest at an annual rate of 7% and matures on April 16, 2001. The net proceeds of the sale of Common Stock by Mr. Timbie in this offering will be used to repay the loan.
(11) Includes 19,500 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days of July 10, 1998. Excludes
     35,500 shares of Common Stock which may be acquired pursuant to stock options that are not exercisable within 60 days of July 10, 1998.
(12) Includes 16,250 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days of July 10, 1998. Excludes
     35,500 shares of Common Stock which may be acquired pursuant to stock options that are not exercisable within 60 days of July 10, 1998.
(13) As of December 31, 1997, (i) Vertical Fund Associates, L.P. ("Vertical Fund") is the direct owner of 166,554 shares of Common Stock and (ii) Vertical Life Sciences, L.P. ("Vertical Life") is the direct owner of 38,500 shares of Common Stock. The sole general partner of each of Vertical Fund and Vertical Life is The Vertical Group, L.P. ("VG"). Mr. Emmitt, a Director of the Company, is a general partner of VG. As such, Mr. Emmitt may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the securities of the Company beneficially owned by VG, Vertical Fund and Vertical Life. Mr. Emmitt disclaims beneficial ownership of these securities within the meaning of Rule 13d-3 under the Exchange Act, except to the extent of his indirect pecuniary interest.
(14) Includes 1,250 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days of July 10, 1998.
(15) All of the shares of Common Stock indicated as owned by Messrs. Moorhead and Thomas and Ms. Weatherman are owned directly by WP Investors and are included because of Messrs. Moorhead and Thomas' and Ms. Weatherman's affiliation with WP Investors. Messrs. Moorhead and Thomas and Ms. Weatherman disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act, except to the extent of their indirect pecuniary interest.
(16) Includes an aggregate of 207,334 shares of Common Stock which may be acquired within 60 days of July 10, 1998.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Common Stock, par value $0.01 per share; and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share. As of July 10, 1998, there were 7,346,124 shares of Common Stock outstanding held of record by approximately 60 persons, and no shares of Preferred Stock outstanding.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders of the Company and do not have cumulative voting rights. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are, subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. See "Dividend Policy."

PREFERRED STOCK

  The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 1,000,000 shares of Preferred Stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefor. The Board also will have the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without approval by the holders of Common Stock. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects: (i) to restrict Common Stock dividends if Preferred Stock dividends have not been paid; (ii) to dilute the voting power and equity interest of holders of Common Stock to the extent that any Preferred Stock series has voting rights or is convertible into Common Stock; or (iii) to prevent current holders of Common Stock from participating in the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Restated Certificate or any reorganization, consolidation, merger or other similar transaction involving the Company. As a result, the issuance of such Preferred Stock may discourage bids for the Common Stock at a premium over the market price therefor, and could have a materially adverse effect on the market value of the Common Stock. See "Risk Factors--Anti-takeover Considerations."

REGISTRATION RIGHTS

  In connection both with the formation of the Company and its acquisition of TreBay, the Company granted certain rights with respect to the registration of shares of Common Stock held by certain stockholders (the "Investors") (collectively, the "Registrable Securities"). Based on a review of the Company's stock records, upon completion of this offering there will be 2,892,686 Registrable Securities outstanding. Such registration rights also extend to any capital stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Common Stock referred to above and any additional shares of Common Stock which any of the Investors may hereafter acquire. Certain of the Investors hold options to purchase an aggregate of 443,166 shares of Common Stock. The shares obtained upon the exercise of such options also will be Registrable Securities. A holder or holders of the Registrable Securities (each a "Holder") who: (i) prior to this offering, are a Holder or Holders of more than 50% of the then outstanding Registrable Securities; or (ii) following this offering, are a Holder or Holders of more than 20% of the then outstanding Registrable Securities (each, an "Initiating Holder") are entitled to request that the Company file a registration statement under the Securities Act covering the sale of some or all of the Registrable Securities owned by such holders, subject to certain conditions. The Company is required to effect no more than two such registrations (three if the prior two registrations did not include WP Investors as an Initiating Holder). The Company is not required to include Registrable Securities in a registration statement if: (i) the Company either receives an opinion of counsel that the disposition of such Registrable Securities does not require registration under the Securities Act; or (ii) the Registrable Securities can be sold during a single three-month period pursuant to Rule 144 (without giving effect to the provisions of Rule 144(k)). The Company is not required to effect any such registration if the anticipated aggregate public offering price of the shares of Common Stock proposed to be registered is less than $5.0 million. If officers or directors of the Company holding other securities of the Company shall request inclusion in any such registration, or if holders of securities of the Company other than Registrable Securities who are entitled, by contract with the Company or otherwise, to have securities included in such a registration (the "Other Stockholders") request such inclusion, the Holders shall offer to include the securities of such officers, directors and Other Stockholders in any underwriting involved in such registration, provided, among other conditions, that the underwriter representative of any such offering has the right, subject to certain conditions, to limit the number of Registrable Securities included in the registration. In addition, in the event that the Company proposes to register any of its securities under the Securities Act (other than registrations relating solely to employee benefit plans or pursuant to Rule 145 or on a form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), either for its own account or for the account of other security holders or holders exercising their respective demand registration rights, holders of Registrable Securities may require the Company to include all or a portion of their Registrable Securities in the registration and in any underwriting involved therein, provided, among other conditions, that the underwriter representative of any such offering has the right, subject to certain conditions, to limit the number of Registrable Securities included in the registration. Further, since the Company is qualified to use Form S-3 to register securities under the Securities Act, the holders of Registrable Securities have the right to request three registrations on Form S-3 to register all or a portion of such shares under the Securities Act, subject to certain conditions. In general, the Company will bear all fees, costs and expenses of such registrations (other than underwriting discounts and selling commissions applicable to sales of the Registrable Securities and all fees and disbursements of counsel for each of the Holders).

LIMITATIONS ON DIRECTORS' LIABILITY

  The Restated Certificate and Restated By-laws limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for: (i) breach of the directors' and officers' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption; and (iv) any transaction from which the director or officer derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's or an officer's duty of care, and this provision of the Restated Certificate has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

  These provisions will not limit liability under state or federal securities laws. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

POSSIBLE ISSUANCES OF PREFERRED STOCK

  The Company has amended its Restated Certificate to authorize the issuance of Preferred Stock without stockholder approval and upon such terms as the Board of Directors may determine. This amendment could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. See "--Preferred Stock" and "Risk Factors--Anti-takeover Considerations."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless: (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203 (the Company did not make such an election); (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar of the Company's Common Stock is First Union National Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company expects to have 7,961,624 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option. The 1,500,000 shares of Common Stock sold in this offering will be freely tradeable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of the Company (an "Affiliate") as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the resale limitations of Rule 144.

  Based on a review of the Company's stock records, upon completion of this offering an aggregate of approximately 2,900,000 shares of Common Stock held by existing stockholders will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to exemptions from such registration, including among others, the exemption provided by Rule 144 under the Securities Act.

  In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "restricted securities" were acquired from the Company and the date they were acquired from an Affiliate, then the holder of such restricted securities (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 80,000 shares immediately after this offering) or the average weekly reported volume of trading of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an Affiliate, as applicable, a holder of such restricted securities who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

  Any employee of the Company who purchased his or her shares of Common Stock pursuant to a written compensation plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the current public information, holding period, volume limitation or notice provision of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions.

                                 UNDERWRITING

  Subject to the terms and conditions contained in the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, BT Alex. Brown Incorporated, ING Baring Furman Selz LLC and Piper Jaffray Inc., have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                      NUMBER OF
      UNDERWRITER                                                      SHARES
      -----------                                                     ---------
BT Alex. Brown Incorporated..........................................   660,000
ING Baring Furman Selz LLC...........................................   330,000
Piper Jaffray Inc. ..................................................   330,000
CIBC Oppenheimer Corp................................................    60,000
Sterne, Agee & Leach, Inc............................................    60,000
Wheat First Union....................................................    60,000
                                                                      ---------
    Total............................................................ 1,500,000
                                                                      =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

  The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $1.05 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.10 per share to certain other dealers. After commencement of the offering, the offering price and other selling terms may be changed by the Representatives.

  Each of the Company and WP Investors has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 112,500 additional shares of Common Stock, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock purchased by each of them shown in the above table bears to 1,500,000, and the Company and WP Investors will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 1,500,000 shares are being offered.

  The Company has agreed to indemnify the Underwriters and certain controlling persons against certain liabilities, including liabilities under the Securities Act.

  In connection with this offering, certain Underwriters and selling group members (if any) who are qualifying registered market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in accordance with Rule 103 of Regulation M under the Exchange Act, during the qualifying period which is two business days before commencement of sales in this offering. The passive market making transactions must comply with applicable price and volume limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to 30.0% of the passive market maker's average daily trading volume in the Common Stock during a prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail, and, if commenced, may be discontinued at any time.

  The Representatives have advised the Company that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of Common Stock on behalf of the Underwriters for the purchase of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting, the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  Subject to certain exceptions, the Company has agreed not to offer, sell, sell short or otherwise dispose of any shares of Common Stock for a period of 90 days from the date of this Prospectus without the prior consent of BT Alex. Brown Incorporated. In addition, directors, executive officers and certain stockholders of the Company, who will beneficially own upon the completion of this offering an aggregate of 3,029,775 shares of Common Stock including options representing the right to purchase 149,084 shares of Common Stock, have agreed not to offer, sell, sell short or otherwise dispose of any such shares of Common Stock beneficially owned by them or any shares issuable upon exercise of stock options for a period of 90 days from the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated.

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Certain legal matters relating to this offering will be passed upon for the Underwriters by Hogan & Hartson L.L.P., Baltimore, Maryland.

                                    EXPERTS

  The consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 of the Company appearing in this Prospectus and Registration Statement and incorporated by reference elsewhere herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing herein and incorporated by reference elsewhere in the registration statement and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements, and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) containing these reports, proxy statements and other information. The Common Stock is listed on the Nasdaq National Market, and these records and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc, Nasdaq Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all exhibits and amendments, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. The Registration Statement may be inspected, without charge, at the Commission's principal office at 450 Fifth Street, NW, Washington, D.C. 20549, and also at the regional offices of the Commission listed above. Copies of such material may also be obtained from the Commission upon the payment of prescribed rates. The Registration Statement may also be accessed from the Commission's World Wide Web site listed above.

  Statements contained in the Prospectus as to any contracts, agreements or other documents filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof, and each such statement in the Prospectus is qualified in all respects by such reference.

  The Company distributes to its stockholders annual reports containing audited financial statements for each fiscal year of the Company.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are hereby incorporated by reference into this Prospectus:

    (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended;

    (b) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 28, 1998;

    (c) the Company's Current Report on Form 8-K dated June 26, 1998; and

    (d) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act and any amendments or reports filed for the purpose of updating such description.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests for copies of these documents should be directed to Xomed Surgical Products, Inc., 6743 Southpoint Drive North, Jacksonville, Florida 32216, Attention: Secretary.

                               ----------------

  Xomed(R), EndoScrub(R), NIM-2(R), NIM-2(R) XL, Laser-Shield II(R), Skeeter(R), Merocel(R), TreBay(R), Powerforma(R), Activent(R), XPS 2000 StraightShot(R) and Solan(R) are registered trademarks of the Company. Rad 40, RADenoid and Navigator are trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                 XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                          NUMBER
                                                                          ------
Report of Independent Auditors..........................................   F-2
Consolidated Balance Sheets at December 31, 1997 and 1996, and March 28,
 1998 (Unaudited).......................................................   F-3
Consolidated Statements of Operations for each of the three years in the period ended
 December 31, 1997 and the three months ended March 28, 1998 (Unaudited)
 and March 29, 1997 (Unaudited).........................................   F-4
Consolidated Statements of Changes in Shareholders' Equity for each of
 the three years in the period ended December 31, 1997..................   F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended
 December 31, 1997 and the three months ended March 28, 1998 (Unaudited)
 and March 29, 1997 (Unaudited).........................................   F-6
Notes to Consolidated Financial Statements..............................   F-7

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Xomed Surgical Products, Inc. and Subsidiaries

  We have audited the accompanying consolidated balance sheets of Xomed Surgical Products, Inc. and Subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xomed Surgical Products, Inc. and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

February 16, 1998
Jacksonville, Florida

                 XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               DECEMBER 31,
                                                   MARCH 28,  ----------------
                                                     1998      1997     1996
                                                  ----------- -------  -------
                                                  (UNAUDITED)
                     ASSETS
Current assets:
  Cash and cash equivalents......................   $ 3,889   $ 1,712  $   629
  Accounts receivable, less allowance for
   doubtful accounts of $735 and $400 at December
   31, 1997 and 1996, respectively...............    14,337    13,277    9,935
  Other receivables..............................       520       620    1,056
  Inventories....................................    16,498    16,238   14,675
  Prepaid expenses and other assets..............       876     1,083    1,070
  Deferred income taxes..........................     1,404     1,404    1,721
                                                    -------   -------  -------
    Total current assets.........................    37,524    34,334   29,086
Notes receivable from officers...................       826       724      724
Property, plant and equipment, net...............    15,433    15,403   15,377
Cost in excess of net assets acquired, net.......    41,901    42,399   44,389
Other assets.....................................     3,089     2,867    3,444
Deferred income taxes............................       --        --     1,036
                                                    -------   -------  -------
    Total assets.................................   $98,773   $95,727  $94,056
                                                    =======   =======  =======
      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................   $ 4,774   $ 3,493  $ 4,370
  Accrued expenses...............................     3,507     2,403    3,287
  Accrued payroll and commissions................     1,507     2,332    1,726
  Accrued restructuring costs....................       --        --     1,155
  Current portion of long-term debt and capital
   lease obligations.............................       --        --        88
                                                    -------   -------  -------
    Total current liabilities....................     9,788     8,228   10,626
Deferred credits.................................       710       990      300
Long-term debt and capital lease obligations,
 less current portion............................       --        --     3,563
Redeemable preferred stock:
  Several series; $1.00 par value, 6,300,000
   shares authorized,
   -0- shares issued and outstanding.............       --        --       --
Shareholders' equity:
 Common stock:
   Common Stock, voting, $.01 par value;
    30,000,000 shares authorized, 7,342,524
    shares issued and outstanding................        73        73       73
   Common Stock, non-voting, $.01 par value;
    4,000,000 shares authorized, -0- shares
    issued and outstanding.......................       --        --       --
  Accumulated deficit............................    (1,734)   (3,459)  (9,589)
  Additional paid-in capital.....................    90,331    90,264   89,475
  Cumulative translation adjustments.............      (142)      (88)     --
  Deferred stock compensation....................      (253)     (281)    (392)
                                                    -------   -------  -------
    Total shareholders' equity...................    88,275    86,509   79,567
                                                    -------   -------  -------
    Total liabilities and shareholders' equity...   $98,773   $95,727  $94,056
                                                    =======   =======  =======

                            See accompanying notes.

                 XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               THREE MONTHS ENDED
                               -------------------
                                                    YEARS ENDED DECEMBER 31,
                               MARCH 28, MARCH 29, ----------------------------
                                 1998      1997      1997      1996      1995
                               --------- --------- --------  --------  --------
                                   (UNAUDITED)
Sales, net...................   $20,682   $17,804  $ 77,240  $ 65,664  $ 59,865
Cost of sales................     8,063     7,160    30,475    25,926    23,175
                                -------   -------  --------  --------  --------
Gross profit.................    12,619    10,644    46,765    39,738    36,690
Operating expenses:
  Selling, general and
   administrative............     8,085     7,253    30,334    26,799    27,077
  Research and development...     1,170     1,006     4,088     3,659     2,405
  Amortization of
   intangibles...............       584       615     2,374     2,421     2,579
  Write-off of acquired
   research and development..       --        --        --      2,380       --
  Restructuring charges......       --        --        --      3,093       --
                                -------   -------  --------  --------  --------
    Total operating
     expenses................     9,839     8,874    36,796    38,352    32,061
                                -------   -------  --------  --------  --------
Operating income from
 continuing operations.......     2,780     1,770     9,969     1,386     4,629
Interest income..............        55        42       176       194        55
Interest expense.............       (25)      (96)     (280)   (2,399)   (3,118)
Other income, net............        40        92       234       525       114
                                -------   -------  --------  --------  --------
Income (loss) from continuing
 operations before income tax
 expense.....................     2,850     1,808    10,099      (294)    1,680
Income tax expense...........     1,125       721     3,969       873     1,355
                                -------   -------  --------  --------  --------
Income (loss) from continuing
 operations..................     1,725     1,087     6,130    (1,167)      325
Discontinued operations:
  Income from operations of
   discontinued surgical
   drapes segment (less
   applicable income tax
   expense of $203 for the
   period ended December 31,
   1995).....................       --        --        --        --        306
  Loss on disposal of
   surgical drapes segment
   (less applicable income
   tax benefit of $1,386)....       --        --        --        --     (2,485)
                                -------   -------  --------  --------  --------
Net income (loss)............   $ 1,725   $ 1,087  $  6,130  $ (1,167) $ (1,854)
                                =======   =======  ========  ========  ========
Per share:
  Income (loss) from
   continuing operations
   available to common
   shareholders..............   $  0.23   $  0.15  $   0.84  $   1.14  $  (3.53)
                                =======   =======  ========  ========  ========
  Net income (loss) available
   to common shareholders....   $  0.23   $  0.15  $   0.84  $   1.14  $  (5.69)
                                =======   =======  ========  ========  ========
  Income (loss) from
   continuing operations
   available to common
   shareholders--assuming
   dilution..................   $  0.23   $  0.15  $   0.82  $  (0.22) $  (3.53)
                                =======   =======  ========  ========  ========
  Net income (loss) available
   to common shareholders--
   assuming dilution.........   $  0.23   $  0.15  $   0.82  $  (0.22) $  (5.69)
                                =======   =======  ========  ========  ========
Weighted average common
 shares outstanding..........     7,342     7,289     7,323     2,755     1,009
                                =======   =======  ========  ========  ========
Weighted average common
 shares outstanding--
 diluted.....................     7,632     7,438     7,512     5,201     1,009
                                =======   =======  ========  ========  ========

                            See accompanying notes.

                 XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                     NON-VOTING
                    COMMON STOCK    COMMON STOCK                SHAREHOLDERS' ADDITIONAL              CUMULATIVE
                  ---------------- ---------------- ACCUMULATED     NOTE       PAID-IN     UNEARNED   TRANSLATION
                   SHARES   AMOUNT  SHARES   AMOUNT   DEFICIT    RECEIVABLE    CAPITAL   COMPENSATION ADJUSTMENTS  TOTAL
                  --------- ------ --------  ------ ----------- ------------- ---------- ------------ ----------- --------
BALANCE AT
 DECEMBER 31,
 1994...........    573,120  $ 6    426,777   $  4   $ (6,997)      $(349)     $   --       $ --         $--      $ (7,336)
Net loss........        --   --         --     --      (1,854)        --           --         --          --        (1,854)
Stock options
 exercised......     19,000  --         --     --         --          --            22        --          --            22
Accretion of
 cumulative
 preferred stock
 dividends......        --   --         --     --      (3,868)        --           (22)       --          --        (3,890)
                  ---------  ---   --------   ----   --------       -----      -------      -----        ----     --------
BALANCE AT
 DECEMBER 31,
 1995...........    592,120    6    426,777      4    (12,719)       (349)         --         --          --       (13,058)
Net loss........        --   --         --     --      (1,167)        --           --         --          --        (1,167)
Accretion of
 cumulative
 preferred stock
 dividends......        --   --         --     --      (3,262)        --           --         --          --        (3,262)
Forgiveness of
 cumulative
 preferred stock
 dividends......        --   --         --     --       7,559         --           --         --          --         7,559
Stock options
 exercised......    104,600    1        --     --         --          --           188        --          --           189
Shareholders
 stock
 returned.......        --   --         --     --         --          162          --         --          --           162
Acquisition of
 minority
 interest in
 subsidiary.....      8,000  --         --     --         --          --           180        --          --           180
Stock
 compensation,
 net of tax.....        --   --         --     --         --          --           596       (392)        --           204
Proceeds from
 initial public
 stock
 offering.......  2,875,000   29        --     --         --          --        53,976        --          --        54,005
Conversion of
 preferred stock
 to common
 stock..........  3,255,052   33        --     --         --          187       34,535        --          --        34,755
Conversion of
 non-voting
 common stock to
 voting common
 stock..........    426,777    4   (426,777)    (4)       --          --           --         --          --           --
                  ---------  ---   --------   ----   --------       -----      -------      -----        ----     --------
BALANCE AT
 DECEMBER 31,
 1996...........  7,261,549   73        --     --      (9,589)        --        89,475       (392)        --        79,567
Net income......        --   --         --     --       6,130         --           --         --          --         6,130
Stock options
 exercised......     74,100  --         --     --         --          --           655        --          --           655
Net tax benefits
 from stock
 options........        --   --         --     --         --          --           134        --          --           134
Amortization of
 unearned
 compensation...        --   --         --     --         --          --           --         111         --           111
Translation
 adjustments....        --   --         --     --         --          --           --         --          (88)         (88)
                  ---------  ---   --------   ----   --------       -----      -------      -----        ----     --------
BALANCE AT
 DECEMBER 31,
 1997...........  7,335,649  $73        --    $--    $ (3,459)      $ --       $90,264      $(281)       $(88)    $ 86,509
                  =========  ===   ========   ====   ========       =====      =======      =====        ====     ========

                            See accompanying notes.

                 XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                               THREE MONTHS ENDED   YEARS ENDED DECEMBER 31,
                               ------------------- ----------------------------
                               MARCH 28, MARCH 29,
                                 1998      1997      1997      1996      1995
                               --------- --------- --------  --------  --------
                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)............   $1,725    $1,087   $  6,130  $ (1,167) $ (1,854)
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
  Depreciation...............      612       511      2,340     2,285     2,038
  Amortization...............      628       688      2,776     2,564     2,702
  Loss on disposal of
   property and equipment....       18       --          60       301     4,963
  Translation adjustments....      (54)      --         288        41       (67)
  Write-off of acquired
   research and development..      --        --         --      2,380       --
  Changes in operating assets
   and liabilities net of
   effects of purchased
   business
    (Increase) decrease in
     accounts and other
     receivables, net........     (931)     (912)    (3,282)    2,456    (3,161)
    (Increase) decrease in
     inventories, net........     (260)      (15)    (1,563)   (2,530)      535
    Decrease (increase) in
     deferred income taxes...     (372)      --       2,002       266      (494)
    Increase (decrease) in
     other assets............     (157)     (254)      (251)     (141)      130
    Increase (decrease) in
     accounts payable and
     accrued expenses........    1,560      (571)      (980)   (1,099)    2,510
    Decrease in accrued
     restructuring costs.....      --       (614)    (1,155)     (512)   (1,045)
                                ------    ------   --------  --------  --------
Net cash provided by (used
 in) operating activities....    2,769       (80)     6,365     4,844     6,257
INVESTING ACTIVITIES
Purchases of property and
 equipment...................     (659)     (448)    (2,426)   (2,379)   (2,969)
Loans to officers............      --        --         --        353       --
Proceeds from certificates of
 deposit.....................      --        140        140       721       338
Purchase of other assets.....      --        --         --       (807)   (1,388)
Purchases of businesses
 (including cash received)...      --        --         --      2,000       --
                                ------    ------   --------  --------  --------
Net cash used in investing
 activities..................     (659)     (308)    (2,286)     (112)   (4,019)
FINANCING ACTIVITIES
Proceeds from revolving line
 of credit...................      --      5,336     12,302    29,416    28,810
Payments on revolving line of
 credit......................      --     (5,509)   (15,450)  (37,034)  (24,986)
Payments on term notes
 payable and capital lease...      --        (21)      (503)  (26,096)   (5,927)
Exercise of stock options....       67       638        655       189       --
Issuance of stock............      --        --         --     54,005        22
Repurchases of redeemable
 preferred stock.............      --        --         --    (25,000)      --
                                ------    ------   --------  --------  --------
Net cash provided by (used
 in) financing activities....       67       444     (2,996)   (4,520)   (2,081)
                                ------    ------   --------  --------  --------
Net increase in cash and cash
 equivalents.................    2,177        56      1,083       212       157
Cash and cash equivalents at
 beginning of period.........    1,712       629        629       417       260
                                ------    ------   --------  --------  --------
Cash and cash equivalents at
 end of period...............   $3,889    $  685   $  1,712  $    629  $    417
                                ======    ======   ========  ========  ========
SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION
  Cash paid during the period
   for:
    Interest.................   $   11    $   52   $    282  $  2,499  $  3,118
                                ======    ======   ========  ========  ========
    Income taxes.............   $  437    $   38   $  1,529  $    579  $    228
                                ======    ======   ========  ========  ========
  Increase (decrease) in
   preferred stock
   attributable to accretion
   or forgiveness of
   cumulative preferred stock
   dividends:
    Series A.................   $  --     $  --    $    --   $   (141) $    209
    Series B.................      --        --         --     (1,473)    1,223
    Series C.................      --        --         --     (2,684)    2,458
                                ------    ------   --------  --------  --------
                                $  --     $  --    $    --   $ (4,298) $  3,890
                                ======    ======   ========  ========  ========
  Non-Cash financing and
   investing activities:
    Note receivable accepted
     in exchange for surgical
     drapes segment assets...   $  --     $  --    $    --   $    --   $  1,125
                                ======    ======   ========  ========  ========
    Purchase of business with
     preferred stock, net of
     cash received...........   $  --     $  --    $    --   $  4,583  $    --
                                ======    ======   ========  ========  ========
    Conversion of preferred
     stock to common.........   $  --     $  --    $    --   $ 34,755  $    --
                                ======    ======   ========  ========  ========

                            See accompanying notes.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION

  Xomed Surgical Products, Inc. (the Company), a Delaware corporation was organized on April 5, 1994 for the purpose of acquiring on April 15, 1994, all of the outstanding stock of Xomed-Treace, Inc. and Xomed-Treace, P.R. Inc. (collectively, Xomed, Inc.) and Merocel Corporation (Merocel). The Company had no operations or material assets prior to this transaction. As the owners of the Company were also owners of Merocel, these transactions have been accounted for as if Xomed, Inc. were acquired by Merocel. Therefore, the assets and liabilities of Merocel were not revalued and are presented in the accompanying balance sheet at historical cost.

  Xomed is a leading developer, manufacturer and marketer of a broad line of surgical products for use by ear, nose and throat (ENT) specialists. The Company's broad line of products, includes in its core ENT market, powered tissue-removal systems and other microendoscopy instruments, implantable devices, nerve monitoring systems and disposable fluid-control products. The Company also offers a line of ophthalmic and other products. The Company sells its products worldwide utilizing a sales force domestically and third party distributors and wholly owned subsidiaries internationally. Trade credit is extended based on consideration of the financial capabilities of the customer and letters of credit are obtained in certain situations. Concentrations of credit risk with respect to the Company's extending of trade credit, which generally is not collateralized, is limited due to the large number of customers and their dispersion across different geographic areas.

  On April 16, 1996, the Company acquired TreBay Medical Corporation (TreBay) which was involved in the development of ENT surgical specialty products. The acquisition, which was accomplished through the issuance of preferred stock, was accounted for under the purchase method of accounting and accordingly, the results of operations have been included in the Company's consolidated financial statements since the date of acquisition. The purchase price of approximately $6,600 was allocated to the individual assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition. The transaction resulted in cost in excess of net assets acquired of approximately $4,400, of which $2,400 was allocated to in-process research and development and was subsequently written off. The executive management of TreBay replaced former management of the Company (see Note 7). The acquisition was funded through the issuance of approximately $2,800 of redeemable preferred stock and $3,700 of convertible preferred stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements of the Company include the accounts of Merocel and subsidiary, TreBay, and Xomed, Inc. and subsidiaries. Significant intercompany transactions and balances between entities have been eliminated.

 Cash and Cash Equivalents

  The Company considers all highly liquid short-term investments with original maturities of three months or less when purchased to be cash equivalents.

 Inventory Valuation

  Inventories are generally stated at average cost on a first-in, first-out valuation basis not in excess of market. Market for raw materials is based on replacement costs and for work-in-process and finished goods on net realizable value.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Additions, improvements and major replacements are capitalized. The costs and accumulated depreciation related to assets sold or retired are removed from the accounts and any gain or loss is credited or charged to income. Depreciation is computed using the straight-line method based on the estimated useful lives of the related asset categories as follows--building and building improvements 27 to 35 years and machinery and equipment including assets under capital leases three to 15 years.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes.

 Revenue Recognition

  The Company recognizes revenue when inventory is shipped to the customer.

 Amortization

  Amortization of cost in excess of assets acquired is amortized over 25 years. Accumulated amortization totaled $7,680 and $5,689 as of December 31, 1997 and 1996, respectively. Amortization of other intangibles is amortized straight-line over the life of the related agreement ranging from four to 15 years.

  The recoverability of goodwill is periodically assessed by the Company at the product line level. Cash flows and profitability of each product line as well as changes in the operations of businesses acquired are reviewed to determine if impairment exists. If this review indicates that goodwill will not be recoverable, the Company's carrying value of the goodwill is reduced by the estimated shortfall of discounted cash flows.

  In July 1995, the Company disposed of its surgical drapes segment, and included a reduction of goodwill totaling $5,805 in the loss on disposal of discontinued operations.

 Research and Development

  Expenditures related to research and development of new products and processes, including research related to product alternatives, are expensed as incurred.

 Translation Adjustments

  Prior to the fourth quarter of 1997, translation gains and losses of foreign currencies related to foreign operations are included in income from operations and totaled $341 (loss), $41 (loss) and $67 (gain) for the ten months ended October 31, 1997, and years ended December 31, 1996 and 1995, respectively. The financial results of these foreign operations were translated using a combination of current and historical rates. Subsequent to October 1997, translation gains and losses are included as a component of shareholder's equity, assets and liabilities of the foreign operations are translated at current rates, and revenues and expenses are translated at average rates during the period. This change resulted from a change in the designation of the functional currency from the U.S. dollar to the foreign currency due to decreased dependence of the foreign operations on their parent for financing, marketing and distribution activities.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Stock Compensation

  The Company follows the intrinsic value method of accounting for stock based compensation prescribed in Accounting Principles Board Opinion No. 25-- Accounting for Stock Issued to Employees. Accordingly, stock compensation expense is measured as the excess if any, of the quoted market price of the Company's stock at the date of grant over the exercise price.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Earnings Per Share

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effects of options, warrants and convertible securities. Diluted earnings per share are very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate restated, to conform to the Statement 128 requirements.

 Comprehensive Income

  The Financial Accounting Standards Board has issued Statement No. 130, Reporting Comprehensive Income effective for fiscal years beginning after December 15, 1997. The Standard requires companies to report another measure of operations called Comprehensive Income. This measure, in addition to "net income" includes as income or loss, the following items, which if present are included in the equity section of the Balance Sheet: 1) unrealized gains and losses on certain investments in debt and equity securities; 2) foreign currency translation; and 3) minimum pension liability adjustments. The following table depicts comprehensive income for the three months ended:

                                                             MARCH 28, MARCH 31,
                                                               1998      1997
                                                             --------- ---------
     Net income.............................................  $1,725    $1,087
     Foreign currency translation adjustments...............     (54)      --
                                                              ------    ------
     Comprehensive income...................................  $1,671    $1,087
                                                              ======    ======

 Reclassifications

  Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


3. DISCONTINUED OPERATIONS

  During mid 1995, the Company approved a plan to dispose of and finalized an agreement for the disposal of all operating assets, inventory, patents and license agreements of its surgical drapes segment in exchange for cash, notes receivable, inventory and fixed assets related to several otology product lines of a nonrelated entity. Management decided the surgical drapes were not part of the Company's core business and disposed of this product line in exchange for the head and neck product line of another entity which is more compatible with the Company's other products. There was no intent to dispose of the surgical drapes segment at the time of the Xomed-Treace acquisition. The operating results of the otology product lines were not significant to the Company's overall results of operations during 1995.

  Certain financial information related to the surgical drapes product line, which was acquired from Xomed-Treace on April 15, 1994, is as follows:

                                                             1997   1996   1995
                                                            ------ ------ ------
     Sales................................................. $  --  $  --  $5,385
                                                            ====== ====== ======
     Pre-tax income........................................ $  --  $  --  $  509
                                                            ====== ====== ======
     Income tax expense.................................... $  --  $  --  $  203
                                                            ====== ====== ======
     Net income............................................ $  --  $  --  $  306
                                                            ====== ====== ======

  The surgical drapes business accounts consisted principally of inventory, fixed assets and related goodwill aggregating approximately $7,100 on the date of disposition. Interest expense attributed to the drapes business was $56 for 1995. The Company realized a net loss of $2,485, after income tax benefits of $1,386, on this transaction and has restated its financial statements for the discontinued operations. The loss on disposal was computed as the difference between the carrying value of the surgical drapes segment assets disposed of and the estimated fair value of the assets received related to the otology product lines. There were no significant intangibles such as customer lists or patents acquired in connection with the otology product lines, nor was any work force transferred. The components of the loss on disposal in 1995 are as follows:

     Cash and notes receivable acquired................................  $ 2,250
     Less: Transaction fees............................................     (316)
       Goodwill related to the surgical drapes segment.................   (5,805)
                                                                         -------
     Pre-tax loss......................................................   (3,871)
     Tax benefit.......................................................    1,386
                                                                         -------
     Net loss on disposition...........................................  $(2,485)
                                                                         =======

  The inventory and fixed assets of the otology product lines acquired were recorded at fair values of $1,170 and $154, respectively, which approximated the aggregate carrying value of assets disposed of related to the surgical drapes business.

  Included in other receivables and other assets as of December 31, 1996 are notes receivable of $375 and $375, respectively, related to this transaction. As part of the transaction both parties agreed to manufacture their existing products through the end of 1995 and supply those products to the other party at cost.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


4. INVENTORIES

  Inventories are summarized as follows:

                                                                DECEMBER 31,
                                                    MARCH 28,  ----------------
                                                      1998      1997     1996
                                                   ----------- -------  -------
                                                   (UNAUDITED)
     Finished goods...............................   $10,185   $10,224  $ 7,654
     Work in process..............................     1,928     1,447    2,006
     Raw materials and packaging..................     6,612     6,584    6,066
     Reserve for obsolescence.....................   (2,227)    (2,017)  (1,051)
                                                     -------   -------  -------
                                                     $16,498   $16,238  $14,675
                                                     =======   =======  =======

  Reserves for obsolescence were increased by $1,213, $1,209, and $1,067 for 1997, 1996, and 1995, respectively. Reserve reductions from inventory written off were $247, $559 and $1,006 for 1997, 1996 and 1995, respectively. The reserve for obsolescence was $401 and $340 as of December 31, 1995 and December 31, 1994, respectively.

5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment, at cost, less allowances for depreciation, is as follows:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
     Land and land improvements............................... $ 1,413  $ 1,413
     Building and building improvements.......................   6,564    6,360
     Machinery and equipment..................................  14,959   13,317
                                                               -------  -------
                                                                22,936   21,090
     Allowances for depreciation..............................  (8,734)  (6,685)
                                                               -------  -------
                                                                14,202   14,405
     Capital projects in process..............................   1,201      972
                                                               -------  -------
                                                               $15,403  $15,377
                                                               =======  =======

  Depreciation expense, including expense on assets under capital lease obligations, is approximately $2,340, $2,285,and $2,038 for the years ended December 31, 1997, 1996 and 1995, respectively.

6. FINANCIAL INSTRUMENTS

  The Company enters into foreign currency forward exchange contracts to hedge intercompany trade accounts receivable from its foreign subsidiaries. The Company's forward exchange contracts do not subject the Company to risk from exchange rate movements because gains and losses on such contracts offset gains and losses on the trade accounts receivable being hedged. If the counterparties to the forward exchange contracts do not fulfill their obligations to deliver the contracted currencies, the Company could be at risk for any currency exchange rate movements.

  For intercompany receivables, the contracts require the Company to sell foreign currencies, Australian Dollar, Canadian Dollar, British Pound, French Franc and the German Duetschmark, in exchange for the U.S. Dollar. At December 31, 1997, the Company held $7,000 in foreign currency forward exchange contracts, which

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

mature, in early 1998. These contracts are marked to market each month. The resulting gains or losses are reflected in income and are generally offset by gains or losses on the exposures being hedged.

7. ACCRUED RESTRUCTURING COSTS

  Incident to the acquisition of Xomed-Treace in April 1994, the Company initiated a plan to restructure certain of its operations and established a reserve of $3,258 as part of the cost of the acquired business associated primarily with closing a plant facility and significantly reducing the Company's work force. At December 31, 1996, there was no remaining accrued restructuring costs.

  In conjunction with the purchase of TreBay, the Company recorded an accrual totaling $647 related to severance and relocation costs ($598) and lease termination costs ($49). All employees of TreBay were terminated, except the officers and two other individuals who relocated to Jacksonville, Florida, the corporate headquarters of the Company. For the period from the acquisition date through December 31, 1996, $250 was paid related to termination and relocation benefits, $49 was paid related to lease termination costs and $162 was paid related to other acquisition cost. During 1997 the Company utilized the remaining reserve as follows: $82 was paid related to termination and relocation, $61 was paid related to lease termination, and $43 related to other exit costs.

  Simultaneous with the purchase of TreBay and a plan by new management to combine certain operations, (see Note 1), the Company recorded a restructuring accrual of $3,100 which was comprised of $2,500 of termination benefits and $600 of other exit costs. The reductions included 20 management and administrative employees the Company's Mystic, Connecticut manufacturing facility, 17 management and administrative employees at the Company's Jacksonville, Florida headquarters, 13 management and production employees at the Company's St. Louis, Missouri manufacturing facility and 2 management level employees internationally. For the period from the accrual date through the end of 1996, the Company had paid out termination benefits totaling $2,000 and paid approximately $100 related to other exit costs. As of December 31, 1996, the Mystic, Connecticut facility maintained only manufacturing operations, and in December 1996, the St. Louis facility was closed. During 1997 the Company utilized the remaining reserve as follows: paid termination benefits of $500, wrote off property related to the St. Louis facility closure of approximately $300, paid other exit costs of $100 and reversed the remaining reserve approximately $100 against selling general and administrative expenses.

8. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

  The Company was obligated under long-term debt and capital lease obligations as follows:

                                                                DECEMBER 31,
                                                                -------------
                                                                1997   1996
                                                                -------------
     Revolving line-of-credit agreement with interest payable
      monthly and all outstanding principal due May 5, 2000;
      interest at LIBOR (5.72% at December 31, 1997) Plus 1.5%
      or at the lender's base rate (8.5% at December 31,
      1997).................................................... $ --  $ 3,148
     Note payable under capital lease obligation to vendor in
      quarterly principal and interest installments of $36
      through October 1, 1997 and a final payment of $415 on
      January 1, 1998. The note was paid off early in December
      1997. The note carried interest at 10.8%.................   --      503
                                                                ----- -------
                                                                  --    3,651
     Less current portion......................................   --       88
                                                                ----- -------
                                                                $ --  $ 3,563
                                                                ===== =======

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


  In May 1997, the Company entered into an Amended and Restated Credit Agreement (the Credit Agreement) with the bank. Under the terms of the Credit Agreement, the Company may borrow under a line-of-credit up to a maximum capacity of $25,000 to be used for working capital and operating needs and acquisitions. The amount available to the Company at any given time is based upon various percentages of the Company's outstanding inventories and accounts receivable and certain other assets. Availability at December 31, 1997 was approximately $21,000. Any principal amounts outstanding on the line-of-credit in excess of the borrowing base must be repaid by the Company. In any event, all outstanding principal on the line-of-credit is due and payable on May 5, 2000. The Company pays a quarterly commitment fee which varies from .25% to
 .125% per annum on the average daily unused balance on the line-of-credit during the preceding calendar quarter.

  The line-of-credit is collateralized by the receivables and inventory of the Company and certain land and buildings at the Mystic, Connecticut facility with a net book value of $34,506. The debt agreement has restrictions regarding payment of dividends, incurrence of additional debt and requires compliance with various financial covenants.

9. SHAREHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

  In October 1996, in conjunction with the Company's initial public offering of stock, all Series A and B Convertible Preferred shares were converted to Common Stock, approximately 80% of the Series C Redeemable Preferred Stock was redeemed for cash and the balance was converted to Common Stock and the Non-Voting Common Stock was converted to Common Stock.

  In September 1996, the Company authorized 1,000,000 shares of a new issue of preferred stock. The stock is undesignated as to its rights, preferences and limitations which the Board of Directors is authorized to set at a future date prior to issuance.

  During the year ended December 31, 1995, the Company issued 19,000 shares of Common Stock under the employee stock incentive plan. The stock was issued at option prices of between $1.00 to $2.00 per share and resulted in $22 of additional paid-in capital.

 Common Stock

  Each share of Common Stock and Non-Voting Common Stock (collectively Common Equity) entitles its holder to receive dividends as declared by the Company's Board of Directors, subject to the preferences and other rights of the Series A, Series B and Series C Redeemable Preferred Stock. Each share of Non-Voting Common Stock is convertible into one share of Common Stock at the election of the shareholder.

  During 1996, the Company amended and restated its Restated Certificate of Incorporation to, among other things, (i) change the designation of its Class A Common Stock to "Common Stock," (ii) change the designation of its Class B Common Stock to "Non-Voting Common Stock," (iii) increase the number of authorized shares of Common Stock to 30,000,000 and (iv) authorize a class of undesignated Preferred Stock, par value $.01 per share.

 Redeemable Preferred Stock

  Each share of Series A (1.2 million shares authorized) and Series B (3.5 million shares authorized) Convertible Preferred Stock (collectively Convertible Preferred Stock) entitles its holder to receive an annual cumulative cash dividend at the rate of six percent per annum, payable on a quarterly basis. At the election of the Board of Directors, dividends may be paid in shares of Series A or Series B Convertible Preferred Stock,

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

9. SHAREHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK (CONTINUED) respectively, in lieu of cash. Dividends are cumulative and must be paid prior to any dividends being paid on the Common Equity. The Company at its option, with the majority consent of the holders of the Convertible Preferred Stock, may redeem any or all of the outstanding shares of the Convertible Preferred Stock at a price of $9.58 per share, plus accrued dividends. The Series A Convertible Preferred Stock is voted along with the Common Equity on an as converted basis, whereas the Series B has no voting rights.

  In any event, any outstanding shares of the Convertible Preferred Stock at April 15, 2001 are required to be redeemed on that date by the Company at $9.58 per share, plus accrued dividends. Each share of Convertible Preferred Stock, at the election of the holder, may be converted for one share of like Common Equity (the conversion rate being subject to adjustment from time-to-time).

  Each share of Series C Redeemable Preferred Stock (Series C Preferred Stock) (600,000 shares authorized) entitles its holder to receive an annual cumulative cash dividend at the rate of nine percent per annum, payable on a quarterly basis. At the election of the Board of Directors, dividends may be paid in shares of Series C

Preferred Stock in lieu of cash. Dividends are cumulative and must be paid prior to any dividends being paid on the Common Equity. The Company at its option, with the majority consent of the holders of the Series C Preferred Stock, may redeem any or all of the outstanding shares of the Series C Preferred Stock at a price of $100.00 per share, plus accrued dividends.

  In any event, any outstanding shares of the Series C Preferred Stock at April 15, 2001 are required to be redeemed on that date by the Company at $100.00 per share, plus accrued dividends.

  In April 1996, the Company acquired all of the outstanding stock of TreBay in exchange for 390,000 shares of Series A convertible preferred stock and 28,470 shares of Series C redeemable preferred stock.

  The following table presents changes in redeemable preferred stock:

                              SERIES A            SERIES B             SERIES C
                          PREFERRED STOCK      PREFERRED STOCK      PREFERRED STOCK
                          -----------------  --------------------  ------------------
                           SHARES   AMOUNT     SHARES     AMOUNT    SHARES    AMOUNT
                          --------  -------  ----------  --------  --------  --------
Balance at December 31,
 1994...................   364,215  $ 3,632   2,127,838  $ 21,251   273,063  $ 28,996
Accretion of dividends..       --       209         --      1,223       --      2,458
                          --------  -------  ----------  --------  --------  --------
Balance at December 31,
 1995...................   364,215    3,841   2,127,838    22,474   273,063    31,454
Accretion of dividends..       --       263         --        922       --      2,077
Forgiveness of
 dividends..............       --      (404)        --     (2,395)      --     (4,761)
Shareholders stock
 returned...............    (9,563)     (91)        --        --     (2,074)     (208)
Issuance of shares for
 TreBay Medical.........   390,000    3,736         --        --     28,470     2,847
Redemption of preferred
 stock..................       --       --          --        --   (235,327)  (25,000)
Conversion of preferred
 stock to common Stock..  (744,652)  (7,345) (2,127,838)  (21,001)  (64,132)   (6,409)
                          --------  -------  ----------  --------  --------  --------
Balance at December 31,
 1996...................       --   $   --          --   $    --        --   $    --
                          ========  =======  ==========  ========  ========  ========

10. RETIREMENT BENEFITS

  Retirement benefits are provided to all eligible employees through the participation in defined contribution plans maintained by the Company which comply with the provisions of Section 401(k) of the Internal Revenue

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. RETIREMENT BENEFITS (CONTINUED)
Code (the "Savings Plans"). The provisions of the Savings Plans differ with respect to employee contributions, employer matching percentages and profit sharing depending on the country in which the employees work. Expense recorded by the Company for the various plans for the years ended December 31, 1997, 1996 and 1995 was approximately $481, $510, and $520, respectively.

11. EMPLOYEE STOCK INCENTIVES

  The Company has reserved an aggregate of 1,078,000 shares of its Common Stock for grant or sale to key employees of the Company. As of December 31, 1997 and 1996, 295,534 and 184,534 options, respectively, were available for additional grants. These shares may be issued in such amounts and in such a manner (including stock options, restricted stock grants, stock bonuses, or other stock incentive programs) as determined by the Company's Board of Directors from time-to-time. In general, the options are granted at exercise prices equal to the fair market value of common stock on the date of grant, have a life of 10 years and provide for vesting over a four year period. Total stock based compensation cost recognized in the Statement of Operations for the years ended December 31, 1997, 1996 and 1995 was $111, $54 and $0, respectively. During 1996, the Company granted 139,500 options with exercise prices below the then estimated fair market values. These options have a weighted average exercise price of $10.65 and weighted average fair value of $5.69. The exercise price for options outstanding at the end of 1997 ranged from $2.00 to $15.06. The following table summarizes option activity, which may be exercised at various dates through January 2007:

                                              1997                         1996
                                            WEIGHTED                     WEIGHTED
                              1997          AVERAGE         1996         AVERAGE        1995
                             OPTIONS     EXERCISE PRICE   OPTIONS     EXERCISE PRICE   OPTIONS
                          -------------  -------------- ------------  -------------- -----------
Beginning of the period
 options outstanding....        468,866      $8.99           251,350      $5.67          257,100
Options granted.........        202,000      15.77           421,666       9.15            8,000
Options exercised.......        (74,100)      8.34          (104,600)      1.81           (6,750)
Options canceled........        (13,000)     12.14           (99,550)      8.87           (7,000)
                          -------------                 ------------                 -----------
End of period options
 outstanding............        583,766      11.99           468,866       8.99          251,350
                          =============                 ============                 ===========
Options granted range of
 option prices..........  $15.06-$20.38                 $9.36-$10.65                       $9.58
                          =============                 ============                 ===========
Options exercised range
 of option prices.......  $ 1.00-$10.65                 $ 1.00-$9.58                 $1.00-$2.00
                          =============                 ============                 ===========
Options exercisable at
 end of year............        160,391      $9.70           121,514      $8.91          132,242
                          =============                 ============                 ===========

  The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for stock options issued with exercise prices equal to the fair value of the common stock on the date of grant. Statement No. 123 requires the determination of fair value of all options utilizing stock option valuation models. In management's opinion, existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options that have vesting provisions and are not transferable. In providing the pro forma disclosures below, the Company used the Black-Scholes option pricing model with the following weighted average assumptions: 1) an expected volatility factor for the Company's stock of .31; 2) a risk-free interest rate of 6.5%;
3) an expected life of options of 3 years; and 4) no dividend payments. The weighted-average grant

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

11. EMPLOYEE STOCK INCENTIVES (CONTINUED)

date fair value of options granted in 1997 and 1996 was $4.59 and $4.01, respectively. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net income (loss) from continuing operations available to common shareholders would be as follows:

                                                          1997   1996   1995
                                                         ------ ------ -------
     Net income (loss)--as reported..................... $6,130 $3,130 $(5,744)
     Net income (loss)--adjusted........................ $5,908 $2,997 $(5,745)
     Net income (loss) per share--as reported........... $ 0.84 $ 1.14 $ (5.69)
     Net income (loss) per share--adjusted.............. $ 0.81 $ 1.09 $ (5.69)

12. EARNINGS PER SHARE

  The following table sets forth the computation of shares for purposes of the earnings per share calculation (in thousands):

                                         MARCH 28, MARCH 29,
                                           1998      1997    1997  1996  1995
                                         --------- --------- ----- ----- -----
                                             (UNAUDITED)
     Weighted average shares
      outstanding......................    7,342     7,289   7,323 2,755 1,009
     Net effect of dilutive securities:
       Stock options...................      290       149     189   107   --
       Convertible preferred stock.....      --        --      --  2,339   --
                                           -----     -----   ----- ----- -----
     Totals............................    7,632     7,438   7,512 5,201 1,009
                                           =====     =====   ===== ===== =====

  Income from continuing operations and net income for 1996 for purposes of computing earnings per share-basic include net forgiveness of dividends of $4,297 and in 1995, a deduction related to preferred stock dividends of $3,890.

13. INCOME TAXES

  The provision for income taxes (benefit) from continuing operations consists of the following:

                                                             1997  1996    1995
                                                            ------ -----  ------
     Current:
       Domestic:
         Federal........................................... $1,801 $ 496  $  206
         State.............................................    360   206      33
       Foreign.............................................     65   --      --
                                                            ------ -----  ------
                                                             2,226   702     239
     Deferred:
       Domestic............................................  1,527   540   1,116
       Foreign.............................................    216  (369)    --
                                                            ------ -----  ------
                                                            $3,969 $ 873  $1,355
                                                            ====== =====  ======

  During 1997 and 1996, the Company's tax liability was decreased $134 and $150, respectively, and additional paid-in capital increased due to the early disposition of stock by a stock option holder. During 1997, the Company utilized approximately $650 of operating loss carryforwards thereby reducing its current liability.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13. INCOME TAXES (CONTINUED)

  Income tax expense (benefit) from continuing operations reconciled to the amount computed at statutory rates is as follows:

                                                           1997   1996    1995
                                                          ------  -----  ------
     Federal tax (benefit) at statutory rate............  $3,434  $(103) $  588
     Purchased in-process research and development......     --     833     --
     State income taxes (net of federal income tax
      effect)...........................................     442     92     136
     Increase in valuation allowance on foreign losses..     156    --      387
     Tax benefits related to export sales...............    (209)   --      --
     Loss from unconsolidated subsidiary for tax
      purposes..........................................     --     --      192
     Other, net.........................................     146     51      52
                                                          ------  -----  ------
                                                          $3,969  $ 873  $1,355
                                                          ======  =====  ======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income taxes are as follows:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
     Deferred income tax assets:
       Net operating loss carryforwards....................... $ 1,505  $ 1,131
       Losses from foreign operations.........................   1,008    1,068
       Patents and other intangibles..........................     511      553
       Inventory..............................................     997      728
       Non-deductible accrued expenses........................     583      420
       AMT credit.............................................      44      333
       Severance accruals.....................................      27      566
                                                               -------  -------
                                                                 4,675    4,799
       Valuation allowance....................................    (741)    (585)
                                                               -------  -------
                                                                 3,934    4,214
                                                               -------  -------
     Deferred income tax liabilities:
       Amortization of goodwill...............................  (2,118)    (570)
       Depreciation...........................................    (712)    (562)
       Purchased research and development.....................    (215)    (298)
       Deductible prepaid expenses............................     --       (27)
                                                               -------  -------
                                                                (3,045)  (1,457)
                                                               -------  -------
                                                               $   889  $ 2,757
                                                               =======  =======

  The valuation allowance at December 31, 1997 and 1996 relates to certain losses from foreign operations incurred prior to 1996 which management believes the ultimate realization of the related tax benefits is not more likely than not at the present time. This allowance was increased $156 and $6 for 1997 and 1996, respectively, for losses of these foreign operations. Foreign losses totaling approximately $2,300 can be carried forward for periods ranging from five years to indefinitely. Undistributed earnings reinvested indefinitely in foreign subsidiaries as working capital and plant and equipment aggregated $77. Domestic loss carryforwards total $4,071 and expire in 2009 through 2011.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14. RELATED PARTY TRANSACTIONS

  At December 31, 1997 and 1996, the Company had outstanding a note receivable totaling $724 from an officer, which is collateralized by 44,460 shares of the Company's common stock, bears interest at 10%, becomes a demand note on November 7, 2000 and, in any event, is payable in full by November 7, 2002.

  In connection with the acquisition of TreBay Medical Corporation in April 1996, a significant shareholder of the Company made loans to three officers to acquire the Company's stock. At December 31, 1996, the aggregate principal value of notes payable to the shareholder from the officers was $1,900. The notes are secured by a total of 172,173 shares of the Company's common stock, bear interest at 7% and become payable in full on April 16, 2001. The officers are obligated to apply 50% of the after-tax amount of any Company bonuses to unpaid interest and principal.

15. LEASE COMMITMENTS

  The Company was committed under noncancelable operating leases with terms in excess of one year involving certain property and equipment. Rental expense on all rental agreements totaled $706, $790, and $417 for the years ended December 31, 1997, 1996 and 1995, respectively. In general, the Company has options to renew its leases for varying periods of time. Annual minimum rental commitments under these leases are as follows:

     YEAR ENDING DECEMBER 31,
     ------------------------
     1998.............................................................. $  602
     1999..............................................................    204
     2000..............................................................    158
     2001..............................................................    127
     2002 and thereafter...............................................    124
                                                                        ------
                                                                        $1,215
                                                                        ======

16. CONTINGENCIES

  The Company is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities, including product liability claims. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

  The Internal Revenue Service is currently examining tax returns for years 1994 through 1996. Management believes the ultimate resolution of this examination will not result in a material adverse effect to the Company's financial position or results of operations.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

17. SEGMENT INFORMATION

  The Company's subsidiaries operate distribution facilities in a number of foreign countries. Currently, international subsidiaries are present in Canada, Australia, United Kingdom, France and Germany. These subsidiaries represent approximately 15% of 1997 total sales of the Company, with France representing the largest portion of this with 4% of total sales. Inter-area sales are not significant to the total sales of any one geographic area.

                              INFORMATION ABOUT THE COMPANY'S OPERATIONS
                                    IN DIFFERENT GEOGRAPHIC AREAS
                              --------------------------------------------------
                                               INCOME (LOSS)
                                              FROM CONTINUING
                                                OPERATIONS
                                                  BEFORE          IDENTIFIABLE
                                SALES          INCOME TAXES          ASSETS
                              -------------- ------------------  ---------------
     1997:
       United States......... $       65,958     $       10,124    $       89,553
       International
        Operations...........         11,282                (25)            6,174
                              --------------     --------------    --------------
       Consolidated.......... $       77,240     $       10,099    $       95,727
                              ==============     ==============    ==============
     1996:
       United States......... $       55,034     $          628    $       88,788
       International
        Operations...........         10,630               (922)            5,268
                              --------------     --------------    --------------
       Consolidated.......... $       65,664     $         (294)   $       94,056
                              ==============     ==============    ==============
     1995:
       United States......... $       51,644     $        2,801    $       87,873
       International
        Operations...........          8,221             (1,121)            5,250
                              --------------     --------------    --------------
       Consolidated.......... $       59,865     $        1,680    $       93,123
                              ==============     ==============    ==============

  The Company had export sales of $12,200, $10,400 and $9,400 in 1997, 1996 and 1995, respectively, representing 16%, 16% and 16% of total sales, respectively.

                                   [ARTWORK]

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 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Price Range of Common Stock..............................................  13
Capitalization...........................................................  14
Selected Consolidated Financial Data.....................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  28
Management...............................................................  45
Principal and Selling Stockholders.......................................  48
Description of Capital Stock.............................................  50
Shares Eligible for Future Sale..........................................  53
Underwriting.............................................................  54
Legal Matters............................................................  55
Experts..................................................................  55
Available Information....................................................  56
Incorporation of Certain Documents by Reference..........................  57
Index to Financial Statements............................................ F-1

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                               1,500,000 Shares

                                     LOGO

                                 Common Stock

                                  -----------

                                  PROSPECTUS

                                  -----------

                                BT ALEX. BROWN

                          ING BARING FURMAN SELZ LLC

                              PIPER JAFFRAY INC.

                                 July 14, 1998

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